UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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USEC Inc.

(Name of Registrant as Specified in its Charter)

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USEC Inc.

Two Democracy Center

6903 Rockledge Drive

Bethesda, Maryland 20817

May    , 2013

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held on Thursday, June 27, 2013, at 10:00 a.m., Eastern Time, at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817.

At the meeting, you will be asked to vote on each of the five proposals set forth in the Notice of Annual Meeting of Stockholders, which describes the formal business to be conducted at the annual meeting and follows this letter.

Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by completing and returning the enclosed proxy card in the postage-paid envelope provided or by using telephone or Internet voting systems. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We appreciate your continued confidence in the Company and look forward to seeing you at the annual meeting.

Sincerely,

James R. Mellor	John K. Welch
Chairman of the Board	President and Chief Executive Officer

USEC Inc.

Two Democracy Center

6903 Rockledge Drive

Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 27, 2013

The Annual Meeting of Stockholders of USEC Inc. will be held on Thursday, June 27, 2013, at 10:00 a.m., Eastern Time, at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, for the following purpose:

1. To elect the seven director nominees for a term of one year;

2. To hold an advisory vote to approve executive compensation;

3. To approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split and authorized share reduction;

4. To ratify the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2013;

5. To vote on a stockholder proposal regarding executive compensation; and

6. To transact such other business as may properly come before the meeting or any adjournments thereof.

We are enclosing a copy of the Company’s Annual Report for the year ended December 31, 2012 with this Notice and Proxy Statement.

The record date for determining stockholders entitled to notice of, and to vote at, the meeting was the close of business on April 29, 2013. Please complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience, or use telephone or Internet voting systems to vote your shares.

By Order of the Board of Directors,

Peter B. Saba
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Bethesda, Maryland

May     , 2013

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

USEC 2013 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m., Eastern Time, Thursday, June 27, 2013
Place:	Bethesda Marriott Suites
6711 Democracy Boulevard, Bethesda, Maryland 20817
Record Date:	April 29, 2013
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

MEETING AGENDA AND VOTING RECOMMENDATIONS

	Page Reference for More Information	Board Vote Recommendation

Election of 7 directors	5	For each director nominee
Management proposals Advisory vote to approve executive compensation	60	For
Approval of amendment to the Company’s certificate of incorporation to effect a reverse stock split and authorized share reduction	61	For
Ratification of PricewaterhouseCoopers LLP as auditor for 2013	69	For
Stockholder proposal regarding executive compensation	70	Against
Transact other business that properly comes before the meeting

BOARD NOMINEES

Name	Age	Director Since	Principal Occupation	Inde-pendent	AFC	CC	NGC	RGAC	TCC
James R. Mellor	82	1998	Former Chairman and CEO, General Dynamics	X			X
Sigmund L. Cornelius	58	2011	Former SVP, Finance and CFO, ConocoPhillips	X	X	X
Joseph T. Doyle	65	2006	Former SVP and CFO, Foster Wheeler, Inc.	X	X	X
William J. Madia	65	2008	Vice President, Stanford University; Retired EVP of Lab Operations, Battelle Memorial Institute	X				X	X
Walter E. Skowronski	64	2011	Former SVP, The Boeing Company and President, Boeing Capital Corporation	X	X		X
M. Richard Smith	65	2011	Former SVP and President of Fossil Power, Bechtel Corporation	X		X			X
John K. Welch	63	2005	President and CEO

AFC Audit and Finance Committee	RGAC Regulatory and Government Affairs Committee
CC Compensation Committee	TCC Technology and Competition Committee
NGC Nominating and Governance Committee

EXECUTIVE COMPENSATION HIGHLIGHTS

Key Features

• No-hedging policy	• Double-trigger change in control agreements

• Clawback provision	• No excise tax gross ups

• Limited perquisites	• No individual employment agreements

Realized pay differs from reported total compensation.    Total compensation, as reported in the 2012 Summary Compensation Table and calculated under SEC rules, includes several items that are driven by accounting and actuarial assumptions. Accordingly, it is not necessarily reflective of the compensation our named executive officers actually realized in 2012. To supplement that disclosure we have added the “W-2 Realized Comp.” column to the right of the table below to compare our named executives’ 2012 compensation as determined under SEC rules with W-2 income for 2012, which is the compensation our named executives actually received in 2012. In accordance with SEC rules, the grant date fair value of performance-based restricted stock awards made in 2012 were reported in the “Stock Awards” and “SEC Total” columns in the 2012 Summary Compensation Table. To reflect that these awards were not earned during 2012 and resulted in no payout, we have added the “SEC Total without Unrealized Equity Awards” column to the right of the table below to show SEC total compensation without the unrealized stock award.

2012 Summary Compensation and Realized Compensation

Name	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value and Non- qualified Deferred Comp. Earnings	All Other Comp.	SEC Total	SEC Total without Unrealized Equity Awards	W-2 Realized Comp.
John K. Welch	$919,731	$0	$1,390,500	$1,761,300	$1,185,709	$64,876	$5,322,116	$4,626,866	$2,552,324
John C. Barpoulis	$449,867	$0	$492,470	$595,443	$282,123	$10,000	$1,829,903	$1,561,283	$1,038,699
Peter B. Saba	$434,683	$20,000	$378,000	$558,600	$260,904	$10,000	$1,662,187	$1,452,187	$971,474
Philip G. Sewell	$509,227	$0	$532,510	$643,855	$313,337	$0	$1,998,929	$1,708,469	$1,317,790
Robert Van Namen	$445,539	$0	$490,600	$593,180	$614,444	$10,000	$2,153,763	$1,886,163	$1,035,778

For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2012 Summary Compensation Table on page 45. For more information regarding amounts reported in the “W-2 Realized Comp.” column see, the 2012 Realized Compensation table on page 47. For a reconciliation of realized compensation and total compensation as shown above, see footnote 2 to the 2012 Realized Compensation Table on page 47. The amounts reported as realized compensation differ substantially from the amounts reported as total compensation in the 2012 Summary Compensation Table and are not a substitute for those amounts.

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of USEC Inc. of proxies to be voted at USEC Inc.’s (“USEC,” the “Company,” “we,” “us,” or “our”) 2013 Annual Meeting of Stockholders. The meeting will be held at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, on June 27, 2013, beginning at 10:00 a.m., Eastern Time. The proxies also may be voted at any adjournments or postponements of the meeting.

This Proxy Statement, proxy card and our Annual Report for the year ended December 31, 2012 are expected to be mailed starting on approximately May     , 2013.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 27, 2013: This proxy statement and our Annual Report for the year ended December 31, 2012 are available at www.edocumentview.com/USU.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect the seven director nominees for a term of one year;

•	Proposal 2: Advisory vote to approve executive compensation;

•	Proposal 3: Approval of an amendment to USEC’s certificate of incorporation to effect a reverse stock split and authorized share reduction;

•	Proposal 4: Ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2013;

•	Proposal 5: Vote on a stockholder proposal regarding executive compensation; and

•	Such other business as may properly come before the meeting or any adjournments thereof.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the seven director nominees for a term of one year;

•	FOR the approval, on an advisory basis, of the Company’s executive compensation;

•	FOR the approval of an amendment to USEC’s certificate of incorporation to effect a reverse stock split and authorized share reduction;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2013; and

•	AGAINST the stockholder proposal regarding executive compensation.

Who may vote at the meeting?

Holders of USEC Inc. common stock at the close of business on the record date of April 29, 2013 may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, Computershare, as a “stockholder of record;”

•	held for you in an account with a broker, bank or other nominee (shares held in “street name” for a “beneficial owner”); and

•

held for you under a USEC employee stock ownership plan with our plan administrator, Computershare, or under the USEC 401(k) plan with our plan administrator, Fidelity (each a “USEC stock ownership plan”).

How many shares must be present to hold the meeting?

A majority of USEC’s outstanding shares of common stock as of the record date, April 29, 2013, must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 124,001,162 shares of USEC common stock outstanding, each entitled to one vote. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or have properly submitted a proxy card or voting instructions prior to the meeting.

What is the required vote for each proposal?

•	Proposal 1 — Election of Directors. Directors are elected by a plurality of the votes cast.

•

Proposal 2 — Advisory Vote to Approve Executive Compensation. The advisory vote on executive compensation requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

•

Proposal 3 — Approval of the Reverse Stock Split and Authorized Share Reduction. The approval of an amendment to the Company’s certificate of incorporation to effect a reverse stock split and authorized share reduction requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

•

Proposal 4 — Ratification of Appointment of Independent Auditors. The ratification of the appointment of the independent auditors requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

•

Proposal 5 — Stockholder Proposal Regarding Executive Compensation. The approval of the stockholder proposal regarding executive compensation requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

What are broker non-votes?

Banks, brokers, or nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the annual meeting. A “broker non-vote” occurs when a bank, broker or nominee holding shares for a beneficial owner does not vote on a particular matter because it has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular matter. Proposals 3 and 4 are routine matters on which brokers may vote in this way. Proposals 1, 2 and 5 are all non-routine matters.

What is the effect of abstentions and broker non-votes?

Both abstentions and broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting. An abstention will have no effect on the election of directors but will have the same legal effect as a vote against Proposals 2, 3, 4 and 5. Broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, broker non-votes will not impact the outcome of the vote on any of the proposals.

How do I vote my shares?

You may vote using any of the following methods:

Stockholders of Record

•

By Mail.    If you are a stockholder of record or hold shares through a USEC stock ownership plan, be sure to complete, sign and date the proxy card accompanying this Proxy Statement and return it in the prepaid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named as proxies in the proxy card will vote the shares represented by that proxy as recommended by the Board.

•

By telephone or over the Internet.    You can vote by calling the toll-free telephone number on your proxy card and following the voice prompts that you hear during the call. By following the voice prompts, you may vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is www.investorvote.com/USU. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. Proxies submitted by telephone or the Internet must be received by 10:00 a.m. Eastern Time on June 27, 2013. If you vote by telephone or on the Internet, you should not separately return your proxy card or voting instruction card.

•

In person at the annual meeting.    If you choose to vote at the annual meeting, you may vote by the ballot provided at the meeting. Even if you plan to attend the meeting, we encourage you to vote by completing, signing, dating, and returning the enclosed proxy card or by voting using the Internet or telephone so your vote will be counted if you later decide not to attend the meeting. If you decide to change your vote at the meeting, you may do so by voting in person at the meeting. If you hold your shares through a USEC stock ownership plan, you cannot vote in person at the annual meeting. Please vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided or by using the Internet or telephone.

Beneficial Owners

If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, be sure to complete, sign and return the voting instruction card received from your broker, bank or other nominee. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive. Shares held beneficially may be voted at the annual meeting only if you obtain and bring with you to the annual meeting a legal proxy from your broker, bank or other nominee.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy card. If you just sign and submit your proxy card without marking your vote, your shares will be voted:

•	FOR the election of the seven director nominees for a term of one year;

•	FOR the approval, on an advisory basis, of the Company’s executive compensation;

•	FOR the approval of an amendment to the Company’s certificate of incorporation to effect a reverse stock split and authorized share reduction;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2013; and

•	AGAINST the stockholder proposal regarding executive compensation.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting a properly executed proxy card with a later date, which proxy card is received prior to the date of the annual meeting;

•	delivering to the Secretary of USEC, prior to the date of the annual meeting, a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the annual meeting.

How are proxies solicited and what are the costs?

We have hired Morrow & Co., LLC, located at 470 West Avenue, Stamford, Connecticut 06902, to assist us in soliciting proxies from brokers, banks and nominees and we will pay Morrow & Co., LLC a fee of approximately $10,000, plus expenses, for these services. We will reimburse banks, brokerage houses, and other institutions, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy material to their principals. Our directors, officers, and employees may also solicit proxies by mail, e-mail, telephone or personal contact. They will not receive additional compensation for these activities.

What is householding?

If you and other residents at your mailing address own shares of USEC stock in “street name,” your broker, bank or other nominee may have notified you that your household will receive only one annual report, proxy statement and Notice of Internet Availability of Proxy Materials for each company in which you hold stock through that broker or bank or other nominee. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to the process. Your broker, bank or other nominee will send one copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials to your address. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If you would like to receive your own set of USEC’s future annual report, proxy statement and Notice of Internet Availability of Proxy Materials or if you share an address with another USEC stockholder and together both of you would like to receive only a single set of USEC annual disclosure documents, please contact Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call them at (800) 542-1061. Be sure to indicate your name, the name of your brokerage firm or bank or other nominee, and your account number. Any revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s proxy statement, our annual report, or the Notice of Internet Availability of Proxy Materials, we will promptly send a copy to you if you address a written request to USEC Inc., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817, Attention: Investor Relations or call (301) 564-3354.

How can I find out the results of the annual meeting?

Preliminary results will be announced at the annual meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL 1. ELECTION OF DIRECTORS

The current structure of our Board of Directors consists of nine directors elected by the holders of USEC Inc. common stock and two directors elected by the holders of the Company’s convertible preferred stock, as described below under “Governance of the Company — Governance Information — Investor-Designated Directors.”

Effective at the 2013 annual meeting, the size of the Board has been reduced to nine directors and seven directors are to be elected to hold office until the 2014 annual meeting and until their successors have been elected and qualified. The seven nominees for election at the 2013 annual meeting are listed below, with brief biographies. They are all presently USEC directors. The board of directors has determined that each of the nominees except John K. Welch, President and CEO, is an “independent director” in accordance with New York Stock Exchange (“NYSE”) listing standards. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The Board recommends a vote FOR the election of these seven nominees as directors.

NOMINEES FOR DIRECTOR

James R. Mellor	Director since 1998 Age 82

Mr. Mellor retired in 1997 as Chairman and Chief Executive Officer of General Dynamics Corporation, a company engaged in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business aviation businesses, a position he held since 1994. Prior to assuming that position, Mr. Mellor was President and Chief Executive Officer from 1993 to 1994 and was previously President and Chief Operating Officer of General Dynamics. Mr. Mellor served as interim President and Chief Executive Officer of the Company from December 2004 to October 2005. Mr. Mellor previously served on the Board of Directors of AmerisourceBergen Corporation, Computer Sciences Corporation, Net2Phone, Inc. and IDT Corporation.

In recommending the re-election of Mr. Mellor, the Board considered the following key competencies: USEC leadership as current Chairman and formerly as interim CEO; CEO experience; government contracting experience; and public company board experience. Mr. Mellor has served as USEC’s Chairman since USEC’s privatization in 1998.

Sigmund L. Cornelius	Director since 2011 Age 58

Mr. Cornelius retired in January 2011 from ConocoPhillips, an integrated energy company, where he was Senior Vice President, Finance, and Chief Financial Officer from 2008 to 2010. Prior to that, Mr. Cornelius served as Senior Vice President, Planning, Strategy and Corporate Affairs from 2007 to 2008, having previously served as President, Exploration and Production — Lower 48 from 2006 to 2007 and President, Global Gas from 2004 to 2006. Mr. Cornelius joined ConocoPhillips predecessor Conoco Inc. in 1980. Mr. Cornelius also serves on the Board of Directors of Carbo Ceramics Inc., NiSource Inc., Parallel Energy Trust and Western Refining, Inc.

In recommending the re-election of Mr. Cornelius, the Board considered the following key competencies: CFO experience; audit committee financial expert; energy experience; business operations experience; and public company board experience.

Joseph T. Doyle	Director since 2006 Age 65

Mr. Doyle is a consultant to and a director of several for-profit companies and not-for-profit organizations. From July 2002 through March 2003, he served as Senior Vice President and Chief Financial Officer of Foster Wheeler, Inc. Prior to joining Foster Wheeler, Mr. Doyle was Executive Vice President and Chief Financial Officer of U.S. Office Products from 1998 through 2001, Chief Financial Officer of Westinghouse Electric Company’s Industrial Group from 1996 through 1998, and Chief Financial Officer of Allison Engine Company (now Rolls Royce Allison) from 1994 through 1996.

In recommending the re-election of Mr. Doyle, the Board considered the following key competencies: CFO and 17 years of public accounting experience; audit committee financial expert; internal audit experience; nuclear submarine and nuclear energy and power experience; and engineering and construction experience.

William J. Madia	Director since 2008 Age 65

Dr. Madia is a vice president at Stanford University responsible for oversight of the SLAC National Accelerator Laboratory, a U.S. Department of Energy (“DOE”) national science lab. Dr. Madia retired in 2007 as Executive Vice President of Laboratory Operations of the Battelle Memorial Institute, a non-profit independent research and development organization, where he oversaw the management or co-management of six DOE National Laboratories. Dr. Madia served in that position from 1999. In addition, he was President and CEO of UT-Battelle, LLC, he managed Battelle’s global environmental business, served as president of Battelle Technology International, director of Battelle’s Columbus Laboratories, and corporate vice president and general manager of Battelle’s Project Management Division.

In recommending the re-election of Dr. Madia, the Board considered the following key competencies: science and technology experience, including a PhD in nuclear chemistry; nuclear experience; DOE experience, including the management of six DOE laboratories; and executive and management experience.

Walter E. Skowronski	Director since 2011 Age 64

Mr. Skowronski retired in 2009 as Senior Vice President of The Boeing Company and President, Boeing Capital Corporation, a wholly owned subsidiary of The Boeing Company, a position he held from 2003 to 2009. Prior to that, Mr. Skowronski was Senior Vice President of Finance and Treasurer of The Boeing Company from 1999 to 2003. Prior to joining Boeing, Mr. Skowronski was Vice President and Treasurer of Lockheed Martin and its predecessor Lockheed Corporation from 1992 to 1999 after joining Lockheed Corporation in 1990.

In recommending the re-election of Mr. Skowronski, the Board considered the following key competencies: finance experience, audit committee financial expert; government contracting experience; and business operations experience.

M. Richard Smith	Director since 2011 Age 65

Mr. Smith retired in 2007 as Senior Vice President and President of Fossil Power of Bechtel Corporation, a global project execution company. During his 25-year Bechtel career he held other senior positions in engineering, construction and project management including Chief Executive Officer of Intergen and Senior Vice President of USGen, both Bechtel joint ventures, and Executive Vice President of Bechtel Enterprises. Since his retirement Mr. Smith has served as a consultant and director to Sithe Global Power LLC, an international power development company, and Skyfuel Inc., a solar technology company. Mr. Smith also currently serves on the Boards of Directors of Aegion Corporation and of McGrath RentCorp. He previously served on the Board of Directors of Evergreen Energy Inc.

In recommending the re-election of Mr. Smith, the Board considered the following key competencies: senior executive experience; engineering, construction and project management experience; and public company board experience.

John K. Welch	Director since 2005 Age 63

Mr. Welch has been President and Chief Executive Officer since October 2005. Prior to joining USEC, he served as a consultant to several government and corporate entities. He was Executive Vice President and Group Executive, Marine Systems at General Dynamics Corporation from March 2002 to March 2003, and Senior Vice President and Group Executive, Marine Systems from January 2000 to March 2002. Prior to that, Mr. Welch held several executive positions over a 10-year period at General Dynamic’s Electric Boat Corporation, including President from 1995 to 2000. Mr. Welch currently serves as Chairman of the Board of Directors of Battelle Memorial Institute and on the Board of Directors of Precision Custom Components Inc.

In recommending the re-election of Mr. Welch, the Board considered the following key competencies: current service as USEC CEO; other executive experience; nuclear and defense experience; professional engineer experience; and manufacturing experience.

OTHER DIRECTORS

Biographical information, including relevant business and professional experience for each of the investor-designated directors is provided below:

Hiroshi Sakamoto	Director since 2010 Age 56

Mr. Sakamoto has served as Senior Vice President and General Manager, Toshiba Nuclear Energy Holdings (US) Inc., a subsidiary of Toshiba Corporation, since April 2007. Since April 2008, Mr. Sakamoto has also served as Senior Vice President and Board Director, Toshiba America Nuclear Energy Corporation, also a subsidiary of Toshiba Corporation. Mr. Sakamoto joined Toshiba Corporation in April 1981 and has held a variety of positions of increasing responsibility over his career, including Vice President for Nuclear Business Development from April 2003 to September 2009 and Senior Manager for Nuclear Energy Engineering from October 2001 to March 2003 at Toshiba International Corporation, a subsidiary of Toshiba Corporation focusing on the energy business. Mr. Sakamoto has a Bachelors Degree and a Masters Degree in Nuclear Engineering from Kyoto University.

George Dudich	Director since 2012 Age 52

Mr. Dudich has served as President of Babcock & Wilcox Technical Services Group, Inc., a subsidiary of The Babcock & Wilcox Company (“B&W”), since November 2011. Previously, he served as Senior Vice President of Business Development and Strategic Planning for B&W, having rejoined B&W in August 2010. Prior to re-joining B&W in August 2010, Mr. Dudich served as Senior Vice President of Business Development for Washington Group beginning in 2004 until URS Corporation acquired Washington Group, at which time he became the Senior Vice President of Business Development for the Global Management and Operations Services group of URS Corporation through July 2010. From 1990 to 1999, Mr. Dudich served in a number of positions of increasing responsibility with B&W, including Vice President of Business Development for a prior subsidiary of B&W, B&W Services, Inc.

GOVERNANCE OF THE COMPANY

Governance Information

Our Governance Guidelines

The Board has adopted Governance Guidelines, which serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Governance Guidelines also set standards relating to the composition and operation of the Board and its committees, including standards relating to the selection and qualification of directors, evaluation of the Board and its committees, and director education. The Governance Guidelines are administered by the Board’s Nominating and Governance Committee, which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board and its Committees. The Board annually assesses the adequacy and effectiveness of its Governance Guidelines. Copies of the current Governance Guidelines are available on our website at www.usec.com under “Corporate Governance” or upon written request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Executive Sessions of Non-Management Directors

Our Governance Guidelines contemplate that non-management directors meet regularly in executive session. During 2012, the non-management directors met without management at regularly scheduled executive sessions, and James R. Mellor, Chairman, presided at these executive sessions.

Communications with the Board of Directors

The Board has an established process to receive communications from stockholders and other interested parties. This process has been approved by a majority of the independent directors. Stockholders and other interested parties may contact the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, by mail or electronically. Communications by mail should be addressed to such recipient or recipients in care of USEC’s Secretary at the following address: c/o Secretary, USEC Inc., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817. Electronic communications can be made through our website at www.usec.com. Under the Corporate Governance section, you will find a link to the e-mail address for writing an electronic message to the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group.

Director Independence

NYSE listing standards require that the boards of listed companies have a majority of independent directors and that audit, nominating and governance, and compensation committee members must all be independent as affirmatively determined by the Board. At its February 2013 meeting, after reviewing the NYSE standards of independence, the Board of Directors affirmatively determined that the following eight directors were independent: Mr. Cornelius, Mr. Doyle, Mr. Habermeyer, Dr. Madia, Mr. Mellor, Mr. Moore, Mr. Skowronski, and Mr. Smith. The basis for these determinations was that each of these eight directors (other than Mr. Habermeyer) had no relationships with the Company other than being a director and/or stockholder of the Company. The Board determined that Mr. Habermeyer had no material relationships with the Company, taking into consideration his service on the board of directors of Southern Company, a past customer of USEC. All of the members of the Company’s Audit and Finance, Nominating and Governance, and Compensation committees are independent.

Investor-Designated Directors

On May 25, 2010, Toshiba Corporation and Babcock and Wilcox Investment Company (“B&W”) signed a securities purchase agreement to make a $200 million investment in the Company ($100 million each) over three phases upon the satisfaction at each phase of certain closing conditions. Toshiba Corporation assigned its rights and obligations as an investor pursuant to the securities purchase agreement to its subsidiary, Toshiba America Nuclear Energy Corporation (“Toshiba”). On September 2, 2010, the first closing of $75 million occurred and Toshiba and B&W received shares of convertible preferred stock and warrants to purchase shares of common stock, which will be exercisable in the future. The remaining two phases of the investment have not occurred. Under the purchase agreement and related transaction documents, Toshiba and B&W, as the holders of the convertible preferred stock, have the right to elect a total of two directors of the Company (the “Investor-Designated Directors”). Mr. Hiroshi Sakamoto and Mr. George Dudich are currently serving as the Investor-Designated Directors. Toshiba and B&W could lose this right under certain circumstances, including reductions in their equity holdings of the Company below certain thresholds.

Mr. Sakamoto and Mr. Dudich abstain from voting on any matters involving Toshiba, B&W and their affiliates.

Criteria for Board Membership

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. This assessment includes the consideration of each director’s, or each nominee’s, business background, experience and capabilities complementary to other directors’ experience and capabilities, financial acumen, experience with government, willingness and ability to devote adequate time to the Company, integrity, and any other factor deemed appropriate, all in the context of an assessment of the perceived needs of the Board at that point in time. In addition, the Board considers the diversity of its members when considering a candidate. USEC does not have a formal policy on Board diversity, however, USEC’s Board of Directors Governance Guidelines include diversity as one of the criteria to be considered in reviewing the appropriate skills and characteristics required of Board members and nominees. When the Nominating and Governance Committee considers diversity, it takes an expansive view and seeks to achieve a diversity of viewpoints, skills, experience and other factors.

The Nominating and Governance Committee identifies potential nominees by asking current directors to notify the committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee or their designee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Mr. Sakamoto and Mr. Dudich were designated by Toshiba and B&W, respectively. Under the terms of the securities purchase agreement with Toshiba and B&W, the Nominating and Governance Committee reviewed the qualifications of Mr. Sakamoto and Mr. Dudich prior to their election to the Board. Mr. Dudich was elected to the Board in October 2012 to replace the previous B&W designee.

Director Nominations by Stockholders

The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating and Governance Committee, a stockholder must comply with notification requirements in USEC’s bylaws. The bylaws require, among other things, that a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

Under our bylaws, a stockholder’s nomination for director must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, stockholder nominations for director must be received by the Company between February 27, 2014 and March 29, 2014, in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, June 27, 2014.

Board Leadership Structure and Role in Risk Oversight

The Board does not have a policy on whether or not the role of the Chairman and Chief Executive Officer should be separate. However, USEC currently has a separate, independent Chairman. Mr. Mellor has been Chairman since USEC’s privatization in 1998. USEC believes this leadership structure is appropriate for USEC at this time because Mr. Mellor provides valuable oversight of management, while avoiding potential conflicts, and encouraging a proactive and effective board. In his role as Chairman, Mr. Mellor provides Board leadership, presides at all Board meetings, approves all Board agendas, and attends all Committee meetings.

The Board has responsibility for risk oversight of USEC and exercises this oversight function both through the entire Board and through the individual committees of the Board. Individuals who are responsible for USEC’s key risks report directly to the entire Board on a regular basis regarding USEC’s enterprise risk management (ERM) program. The Audit and Finance Committee has responsibility to discuss the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled. The risks that are identified as part of USEC’s ERM program and through the Audit and Finance Committee process flow down to the specific committees based on their areas of responsibility. For example, the Audit and Finance Committee oversees the management by USEC of risks as they relate to audit and finance matters or other matters within the committee’s scope of responsibilities, while the Regulatory and Government Affairs Committee oversees the management by USEC of risks as they relate to compliance with regulatory requirements or other matters within the committee’s scope of responsibilities.

Risk Assessment of the Compensation Programs

The Compensation Committee reviews the Company’s compensation policies and practices for all employees, including executive officers, and has determined that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee also considers whether our compensation programs include certain design features which have been identified as having the potential to encourage excessive risk-taking when part of the plan design at other companies, such as: too much focus on short-term objectives, too much weight on one metric or objective, too many objectives or improper weighting of objectives, compensation mix overly weighted to cash, excessive use of stock options, and unreasonable award levels or goals. The Compensation Committee has noted several design features of the Company’s compensation programs for executives that reduce the likelihood of excessive risk-taking: the program design provides a balanced mix of fixed and variable pay, cash and equity, and short-term and long-term incentives, multiple, balanced performance metrics are used, maximum payout levels for incentive awards are capped, the Compensation Committee has downward discretion over incentive program awards, and the Company’s equity incentive plan allows the Company to “clawback” payments to those engaged in misconduct related to a restatement of the Company’s financial results. The Compensation Committee has determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

In making the changes to the Company’s compensation programs for executives for 2013, in particular the shift of all incentive compensation to short-term quarterly cash incentives, the Compensation Committee considered the above factors. In particular, the Compensation Committee considered the use of multiple balanced performance metrics and the discretion granted to the Compensation Committee to adjust or reduce performance, and the importance of incentivizing management to achieve critical short-term goals and to provide retention of key executives, and concluded that the changes did not encourage excessive risk.

Code of Business Conduct

USEC has a code of business conduct, applicable to all of our directors, officers and employees. The code of business conduct provides a summary of the standards of conduct that are at the foundation of our business operations. The code of business conduct states that we conduct our business in strict compliance with all applicable laws and addresses other important matters such as conflicts of interest and how violations of the code may be reported and will be handled. Each director, officer and employee must read the code of business conduct and sign a form stating that he or she has read, understands and agrees to comply with the code of business conduct. Our Business Conduct Committee is responsible for monitoring compliance with the code of business conduct and for addressing any issues that arise with respect to the code. A copy of the code of business conduct is available on our website at www.usec.com or upon written request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817. We will disclose on the website any amendments to, or waivers from, the code of business conduct that are required to be publicly disclosed.

Transactions with Related Persons

The Board has adopted a policy and procedures for review, approval or ratification of transactions involving the Company and “related persons” (the Company’s directors and executive officers and stockholders owning 5% or greater of the Company’s outstanding stock, or their immediate family members). The policy covers any related person transaction that meets the minimum threshold for disclosure under the relevant SEC rules or that is otherwise referred to the Board for review. This generally includes transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Under this policy, related person transactions must be approved by the Nominating and Governance Committee, although the Chairman of the Board may direct that the full Board review specific transactions. The transaction must be approved in advance whenever feasible and, if not feasible, must be ratified at the Nominating and Governance Committee’s next meeting. In determining whether to approve or ratify a related person transaction, the Nominating and Governance Committee will take into account all factors it deems appropriate, including: whether the subject matter of the transaction is available from other non-affiliated sources; whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party; the extent of the related person’s interest in the transaction; and whether the transaction is in the best interests of the Company.

Management is responsible for the development and implementation of processes and controls to ensure that related person transactions are identified and that disclosure is made as required by law. To that end, currently we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions.

Corporate Governance Information

Stockholders will find information about our corporate governance practices on our website at www.usec.com. Our website contains information about our Board of Directors, Board committees, current copies of our bylaws and charter, committee charters, code of business conduct and governance guidelines. Stockholders may obtain, without charge, hard copies of the above documents by writing to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Board and Committee Membership

Pursuant to the Delaware General Corporation Law, under which USEC is organized, our business, property, and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials prepared for them by management, by participating in meetings of the Board and its committees, and by other means.

It is the Board’s policy that all directors attend the annual meeting. We had thirteen directors at the time of the 2012 annual meeting, all of whom attended the 2012 annual meeting.

During 2012, the Board of Directors held eight regular meetings and four special meetings. All incumbent directors except Mr. Dudich attended 75% or more of the Board of Directors’ meetings and meetings of the committees on which they served. Mr. Dudich joined the Board in October 2012 and was unable to attend certain meetings due to pre-existing schedule commitments. The average attendance of all other incumbent directors at all Board and committee meetings in 2012 was 96%.

During 2012, the Board had designated five standing committees, each identified in the table below. All five committees are composed entirely of non-employee directors. The Board has adopted a written charter for each of these committees. The full text of each charter is available on the Company’s website located at www.usec.com.

The table below sets forth the membership of these committees as of April 29, 2013 and the number of meetings held in 2012:

Director	Audit and Finance Committee	Compensation Committee	Nominating and Governance Committee	Regulatory and Government Affairs Committee	Technology and Competition Committee
Sigmund L. Cornelius	X	X
Joseph T. Doyle	Chair	X
George Dudich				X	X
H. William Habermeyer			Chair		X
William J. Madia				X	Chair
James R. Mellor			X
W. Henson Moore	X			Chair
Hiroshi Sakamoto				X
Walter E. Skowronski	X		X
M. Richard Smith		Chair			X
Number of Meetings in 2012	7	11	5	5	5

The functions performed by our five standing committees are described below.

Audit and Finance Committee

The Audit and Finance Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function, and the performance of the independent auditors. In addition, the Committee is responsible for appointing, retaining, compensating, evaluating and, if necessary, terminating the Company’s independent auditors. The Committee is also responsible for advising the Board regarding significant financial matters. The Committee is also responsible for discussing the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled and to oversee the management by the Company of risks as they relate to audit and finance matters or other matters within the Committee’s scope of responsibilities. The Committee meets regularly in executive session with the Company’s independent auditor and with the Company’s chief audit executive.

The Board has determined that each member of the Audit and Finance Committee is an “independent director” in accordance with NYSE listing standards. Under the NYSE listing standards, all audit committee members must be “financially literate,” as that term is determined by the Board in its business judgment. Further, under the Securities and Exchange Commission’s (the “SEC”) rules, the Board must determine whether at least one member of the audit committee is an “audit committee financial expert,” as defined by the SEC’s rules. The Board has determined that all members of the Audit and Finance Committee are “financially literate” and that Mr. Doyle, Mr. Cornelius and Mr. Skowronski qualify as “audit committee financial experts.”

Compensation Committee

The Compensation Committee’s responsibilities include annually reviewing the performance of the Chief Executive Officer and other senior management; overseeing and administering the Company’s executive compensation program; and reviewing, overseeing and evaluating overall compensation programs and policies for the Company and its employees. The Compensation Committee is also responsible for overseeing the management by the Company of risks as they relate to the Company’s compensation policies and practices and other matters within the committee’s scope of responsibilities. The Compensation Committee is also responsible for periodically reviewing compensation for non-employee directors and making recommendations to the Board. The Compensation Committee also establishes performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. Additional information on the processes and procedures for consideration of executive and director compensation are addressed in the Compensation Discussion and Analysis.

The Board has determined that each member of the Compensation Committee is an “independent director” in accordance with NYSE listing standards.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; overseeing the annual evaluations of the Chief Executive Officer, the Board and its committees; and overseeing the management by the Company of risks as they relate to the Company’s corporate governance or other matters within the committee’s scope of responsibilities.

The Nominating and Governance Committee will consider director candidates recommended by stockholders in accordance with the procedures previously described under “Governance Information — Director Nominations by Stockholders.” In addition, the Nominating and Governance Committee is responsible for reviewing the Company’s code of business conduct and overseeing the Company’s processes for monitoring compliance, and for reviewing and approving all transactions between the Company and any related person under the Company’s related person transaction policy previously described.

The Board has determined that each member of the Nominating and Governance Committee is an “independent director” in accordance with NYSE listing standards.

Regulatory and Government Affairs Committee

The Regulatory and Government Affairs Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable State governments. The committee is also responsible for advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes, and overseeing the management by the Company of risks as they relate to the Company’s compliance with regulatory requirements or other matters within the committee’s scope of responsibilities.

Technology and Competition Committee

The Technology and Competition Committee’s responsibilities include providing oversight and guidance to management with respect to the Company’s technology initiatives, with a focus on the potential technological advances and technological risk related to the Company’s centrifuge technology; informing the Board of significant energy policy developments and developments in enrichment technology; monitoring competition and market demand in the enrichment industry; monitoring the protection of the Company’s intellectual property; monitoring issues with respect to the Company’s information technology; monitoring operational readiness activities; and overseeing the management by the Company of risks as they relate to the Company’s technology, competition or other matters within the committee’s scope of responsibilities.

Compensation of Directors

Non-Employee Director Compensation Arrangement

Annual compensation for non-employee directors covers service for the one-year term commencing at the annual meeting. Mr. Welch, President and Chief Executive Officer, does not receive separate compensation for his Board activities. The Investor-Designated Directors described under “Governance Information—Investor-Designated Directors” do not receive compensation from the Company for their Board activities.

For the 2012–2013 term, the Board of Directors approved the following changes to the non-employee director compensation, which as described below reduced each director’s total compensation by approximately $100,000:

•

Replaced the restricted stock unit portion of the annual retainer (which consisted of an annual grant of restricted stock units with a value of $120,000) with a fixed annual grant of 25,000 restricted stock units (which had a grant date fair value of $20,250 based on a closing price of USEC stock on the date of grant of $0.81 per share); and

•	Cash fees are payable in four equal installments per year (rather than in a lump sum at the beginning of the term).

During the 2012–2013 term, non-employee directors received (1) an annual cash retainer of $80,000 in cash paid in four installments on May 1, 2012, August 1, 2012, November 1, 2012 and February 1, 2013; and (2) 25,000 restricted stock units under the USEC Inc. 2009 Equity Incentive Plan. These restricted stock units were granted on the date that is seven days after the public release of the Company’s quarterly financial results for the first quarter 2012 and vest one year from the date of grant. However, vesting is accelerated upon (1) the director attaining eligibility for retirement (defined below); (2) termination of the director’s service by reason of death or disability; or (3) a change in control. No separate meeting fees are paid. Retirement is defined in the 2009 Equity Incentive Plan in the case of non-employee directors as a termination of service on or after age 75. As of December 31, 2012, Mr. Mellor was eligible for retirement.

The Chairman of the Board receives an annual chairman’s fee of $100,000 in cash in connection with his duties as Chairman of the Board. The chairman of the Audit and Finance Committee receives an annual chairman’s fee of $20,000 in cash, the chairman of the Compensation Committee receives an annual chairman’s fee of $10,000 in cash, and the chairman of each other committee receives an annual chairman’s fee of $7,500 in cash. All chairman’s fees are paid in quarterly installments at the same time as the cash retainer installments.

Directors have the option to receive their cash fees in restricted stock units. A director who elects to receive their cash fees in restricted stock units will receive an incentive payment of restricted stock units equal to 20% of the portion of the cash fees that the director elects to take in restricted stock units in lieu of cash. These incentive restricted stock units will vest in equal annual installments over three years from the date of grant, however, vesting is accelerated upon (1) the director attaining eligibility for retirement; (2) termination of the director’s service by reason of death or disability; or (3) a change in control. Settlement of restricted stock units granted to non-employee directors is made in shares of USEC stock upon the director’s retirement or other end of service.

All non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

Director Stock Ownership Guidelines and Requirement to Hold Until Retirement

Restricted stock units granted to directors are not settleable for shares of USEC stock until the director’s retirement or other termination of service and therefore must be held until such retirement or other termination of service. Directors are also required to hold 25,000 shares of Company common stock, which can include restricted stock units. The stock ownership guidelines do not apply to the Investor-Designated Directors. As of December 31, 2012, all of the directors had satisfied their stock ownership guidelines and held at least 50,000 (ranging from 54,846 to 287,768) restricted stock units or shares of restricted stock that must be held until retirement or other termination of service.

Director Compensation in Fiscal Year 2012

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
James R. Mellor	$135,000	$20,250	$155,250
Joyce F. Brown(4)	$20,000	$20,250	$40,250
Sigmund L. Cornelius	$60,000	$20,250	$80,250
Joseph T. Doyle	$75,000	$20,250	$95,250
H. William Habermeyer	$65,625	$20,250	$85,875
William J. Madia	$65,625	$20,250	$85,875
W. Henson Moore	$65,625	$20,250	$85,875
Walter E. Skowronski	$60,000	$20,250	$80,250
M. Richard Smith	$67,500	$20,250	$87,750

(1)	The amounts shown in the Fees Earned or Paid in Cash column include the following:

•	Annual Retainers: Cash paid in 2012 for first three quarterly installments of $80,000 cash retainer for the 2012–2013 term.

•

Chairman’s Fees: Cash paid in 2012 for first three quarterly installments of cash retainers to Mr. Doyle ($20,000), Mr. Habermeyer ($7,500), Dr. Madia ($7,500), Mr. Moore ($7,500) and Mr. Smith ($10,000) for annual committee chairman’s fees for the 2012–2013 term. Also includes cash paid in 2012 to Mr. Mellor for first three quarterly installments of his annual chairman’s fee of $100,000 for the 2012–2013 term.

(2)	The amounts shown in the Stock Awards column represent the aggregate grant date fair value of stock awards to directors in 2012, computed in accordance with Financial Accounting Standards Board (“FASB”) Auditing Standards Codification (“ASC”) Topic 718 (Compensation — Stock Compensation). For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2012. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The amounts shown in the Stock Awards column for each of the non-employee directors includes the following grants of restricted stock units, which have the following grant date fair value, calculated using the closing price of USEC’s common stock on the date of grant in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation):

Name	Grant Date	Number of Restricted Stock Units	Grant Date Fair Value
James R. Mellor	05/08/12	25,000	$20,250
Joyce F. Brown	05/08/12	25,000	$20,250
Sigmund L. Cornelius	05/08/12	25,000	$20,250
Joseph T. Doyle	05/08/12	25,000	$20,250
H. William Habermeyer	05/08/12	25,000	$20,250
William J. Madia	05/08/12	25,000	$20,250
W. Henson Moore	05/08/12	25,000	$20,250
Walter E. Skowronski	05/08/12	25,000	$20,250
M. Richard Smith	05/08/12	25,000	$20,250

The aggregate number of stock awards, including shares of restricted stock and restricted stock units, outstanding at December 31, 2012 for each of the non-employee directors is as follows:

Name	Number of Shares of Restricted Stock or Restricted Stock Units
James R. Mellor	287,768
Sigmund L. Cornelius	54,846
Joseph T. Doyle	226,435
H. William Habermeyer	130,586
William J. Madia	155,350
W. Henson Moore	168,859
Walter E. Skowronski	54,846
M. Richard Smith	57,531

(3)	No stock option grants were made to directors in 2012. The following table shows the number of stock options held by each non-employee director as of December 31, 2012, all of which are immediately exercisable:

Name	Number of Securities Underlying Unexercised Options
James R. Mellor	11,833
Joseph T. Doyle	1,227
W. Henson Moore	10,500

(4)	Dr. Brown resigned as a director in July 2012.

Our Executive Officers

Executive officers are elected by and serve at the discretion of the Board of Directors. Executive officers at April 29, 2013 follow:

Name	Age	Position
John K. Welch	63	President and Chief Executive Officer
John C. Barpoulis	48	Senior Vice President and Chief Financial Officer
Peter B. Saba	51	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Philip G. Sewell	67	Senior Vice President and Chief Development Officer
Robert Van Namen	52	Senior Vice President and Chief Operating Officer
Marian K. Davis	54	Vice President and Chief Audit Executive
John M.A. Donelson	48	Vice President, Marketing, Sales and Power
Stephen S. Greene	55	Vice President, Finance and Treasurer
J. Tracy Mey	52	Vice President and Chief Accounting Officer
E. John Neumann	66	Vice President, Government Relations
Steven R. Penrod	56	Vice President, Enrichment Operations
Richard V. Rowland	64	Vice President, Human Resources
Paul E. Sullivan	61	Vice President, American Centrifuge and Chief Engineer

John K. Welch has been President and Chief Executive Officer since October 2005.

John C. Barpoulis has been Senior Vice President and Chief Financial Officer since August 2006 and was Vice President and Treasurer from March 2005 to August 2006. Prior to joining USEC, Mr. Barpoulis was Vice President and Treasurer of National Energy & Gas Transmission, Inc. (formerly a subsidiary of PG&E Corporation) and certain of its subsidiaries from 2003 to March 2005 and was Vice President and Assistant Treasurer from 2000 to 2003. National Energy & Gas Transmission, Inc. and certain of its subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code in July 2003.

Peter B. Saba has been Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since February 2009 and was Vice President, General Counsel and Secretary from April 2008 to February 2009. Prior to joining USEC, Mr. Saba was of counsel in the global projects group at Paul, Hastings, Janofsky & Walker LLP from July 2005 to April 2008.

Philip G. Sewell has been Senior Vice President and Chief Development Officer since November 2012. Mr. Sewell was Senior Vice President, American Centrifuge and Russian HEU from September 2005 to

November 2012, Senior Vice President directing international activities and corporate development programs from August 2000 to September 2005 and assumed responsibility for the American Centrifuge program in April 2005. Prior to that, Mr. Sewell was Vice President, Corporate Development and International Trade from April 1998 to August 2000, and was Vice President, Corporate Development from 1993 to April 1998.

Robert Van Namen has been Senior Vice President and Chief Operating Officer since November 2012. Mr. Van Namen was Senior Vice President, Uranium Enrichment from September 2005 to November 2012, Senior Vice President directing marketing and sales activities from January 2004 to September 2005 and was Vice President, Marketing and Sales from January 1999 to January 2004.

Marian K. Davis has been Vice President and Chief Audit Executive since July 2011. Prior to joining USEC, Ms. Davis was Senior Vice President, Corporate Internal Audit for Sunrise Senior Living, Inc. from November 2003 to May 2010.

John M.A. Donelson has been Vice President, Marketing, Sales and Power since April 2011. He was previously Vice President, Marketing and Sales from December 2005 to April 2011, Director, North American and European Sales from June 2004 to December 2005, Director, North American Sales from August 2000 to June 2004 and Senior Sales Executive from July 1999 to August 2000.

Stephen S. Greene has been Vice President, Finance and Treasurer since February 2007.

J. Tracy Mey has been Vice President and Chief Accounting Officer since July 2010 and was previously Controller and Chief Accounting Officer from January 2007 to July 2010 and Controller from June 2005 to January 2007.

E. John Neumann has been Vice President, Government Relations since April 2004.

Steven R. Penrod has been Vice President, Enrichment Operations since February 2010 and was General Manager of the Paducah Gaseous Diffusion Plant since 2005.

Richard V. Rowland has been Vice President, Human Resources since April 2012 and was previously Corporate Director of Human Resources from March 1997 to April 2012.

Paul E. Sullivan has been Vice President, American Centrifuge and Chief Engineer since June 2009 and was Vice President, Operations and Chief Engineer from February 2009 until June 2009. Prior to joining USEC, Mr. Sullivan served for 34 years in the U.S. Navy, retiring with the rank of Vice Admiral.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table shows the beneficial ownership of the Company’s common stock as of April 29, 2013 by each of the Company’s directors and director nominees, by each executive officer named in the 2012 Summary Compensation Table, and by all directors and executive officers of the Company as a group. Unless otherwise indicated in the table, each person has the sole power to vote and dispose of the shares reported as beneficially owned by such person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
John C. Barpoulis	561,684		*
Sigmund L. Cornelius	54,846		*
Joseph T. Doyle	256,213		*
George Dudich	—		*
H. William Habermeyer	140,586		*
William J. Madia	155,350		*
James R. Mellor	473,355		*
W. Henson Moore	179,359		*
Peter B. Saba	375,159		*
Hiroshi Sakamoto	—		*
Philip G. Sewell	523,953		*
Walter E. Skowronski	54,846		*
M. Richard Smith	57,531		*
Robert Van Namen	542,034		*
John K. Welch	1,900,392		1.5%
Directors and all executive officers as a group (23 persons)	6,079,786	(2)	4.9%

*	Less than 1%

(1)	Includes shares subject to options granted pursuant to the USEC Inc. 2009 Equity Incentive Plan (or its predecessor plan, the USEC Inc. 1999 Equity Incentive Plan) exercisable, as of April 29, 2013, or within 60 days from such date as follows: Mr. Doyle 1,227; Mr. Mellor 11,833; and Mr. Moore 10,500. Also includes restricted stock units that can be converted into USEC common stock within 60 days from April 29, 2013 as follows: Mr. Cornelius 54,846; Mr. Doyle 224,986; Mr. Habermeyer 130,586; Dr. Madia 155,350; Mr. Mellor 195,991; Mr. Moore 136,935; Mr. Skowronski 54,846; and Mr. Smith 57,531.

(2)	Includes 23,560 shares subject to options granted pursuant to the USEC Inc. 2009 Equity Incentive Plan (or its predecessor plan, the USEC Inc. 1999 Equity Incentive Plan) exercisable as of April 29, 2013, or within 60 days from such date. Includes 1,011,071 restricted stock units that can be converted into USEC common stock within 60 days from April 29, 2013.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as to those holders known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock as of December 31, 2012. All information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on the dates indicated in the footnotes to this table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Owned
Dimensional Fund Advisors LP	7,633,804	(1)	6.15%
6300 Bee Cave Road
Austin, Texas 78746
Global X Management Company LLC.	7,594,240	(2)	6.12%
623 Fifth Avenue, 15th Floor
New York, New York 10022
Van Eck Associates Corporation.	6,952,042	(3)	5.60%
335 Madison Avenue, 19th Floor
New York, New York 10017

(1)	The Schedule 13G/A filed on February 11, 2013 with the SEC by Dimensional Fund Advisors LP states that it has sole power to vote 7,467,839 shares and sole power to dispose 7,633,804 shares. Dimensional Fund Advisors states in its Schedule 13G/A that all securities reported therein are owned by its funds, no one of which, to its knowledge, owns more than 5% of the class of securities. In its Schedule 13G/A, Dimensional Fund Advisors disclaims beneficial ownership of all such securities.

(2)	The Schedule 13G filed on February 13, 2013 with the SEC by Global X Management Company LLC states that they have the sole power to vote and dispose of 7,594,240 shares. The Schedule 13G states that Global X Uranium ETF has the right to receive dividends from, and the proceeds from the sale of the shares reported by Global X Management Company LLC.

(3)	The Schedule 13G filed on February 14, 2013 with the SEC by Van Eck Associates Corporation states that they have the sole power to vote and dispose of 6,952,042 shares. The Schedule 13G states that the shares are held within mutual funds and other client accounts managed by Van Eck Associates Corporation, one of which individually owns more than 5% of the outstanding shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish us with copies of the reports. We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, we believe that all required Section 16(a) reports were timely filed in 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the compensation programs for our Chief Executive Officer and Chief Financial Officer in 2012 as well as our other three most highly compensated executive officers during 2012, all of whom we refer to collectively as our named executive officers or NEOs. Our NEOs for 2012 are:

•	President and Chief Executive Officer (CEO), John K. Welch;

•	Senior Vice President and Chief Financial Officer (CFO), John C. Barpoulis;

•	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Peter B. Saba;

•	Senior Vice President and Chief Development Officer, Philip G. Sewell; and

•	Senior Vice President and Chief Operating Officer, Robert Van Namen.

Executive Summary

Company Background

USEC, a global energy company, is a leading supplier of low enriched uranium (“LEU”) for commercial nuclear power plants. USEC enriches uranium at the Paducah gaseous diffusion plant (“GDP”) that we lease from the U.S. Department of Energy (“DOE”) and is currently continuing enrichment at the Paducah GDP supported by a multi-party arrangement that expires on May 31, 2013. USEC is also the exclusive executive agent for the U.S. government under a nuclear nonproliferation program with Russia known as Megatons to Megawatts that ends in 2013 and has a 10-year contract to buy commercial LEU from Russia beginning in 2013. In addition, USEC is working to deploy a highly efficient uranium enrichment gas centrifuge technology, called the American Centrifuge technology, in the American Centrifuge Plant (“ACP”) in Piketon, Ohio.

Strategic Context

USEC is a business undergoing a strategic transition as we seek to re-position our enrichment business for long-term success. Going forward, we are preparing for the transition of the Paducah GDP, with the current arrangement that extended commercial enrichment at Paducah expected to end during 2013 and the expected de-lease of the site back to DOE in 2014. We are preparing to be a significantly smaller company with lower revenues as we transition from having two sources of supply that provide approximately 10 to 12 million separative work units (“SWU”) per year to making sales from our existing inventory and from future purchases of LEU from Russia at lower quantities. In addition, we continue to pursue commercialization of the American Centrifuge technology, which we believe is the best path to remaining a competitive producer of LEU in the long-term and to maximize value for all stakeholders. We are seeking to position the American Centrifuge project technically through a cooperative cost-sharing research, development and demonstration (“RD&D”) program with DOE. We are also in parallel working to position USEC financially to move forward as a stronger sponsor of the American Centrifuge project. USEC expects to face a period of several years while we are continuing to work to deploy the American Centrifuge project where our sole sources of supply will be our existing inventory and purchases of Russian LEU. The strategic transition is occurring in a very complex economic and political environment and in a nuclear fuel market that continues to be negatively impacted by the incident at the Fukushima Daiichi nuclear power plant in Japan in March 2011, with more than 50 reactors in Japan and Germany remaining offline at the start of 2013. Given our desire to improve USEC’s credit profile so we can successfully finance, deploy and retain maximum value in the ACP, we are engaged with advisors and certain stakeholders on alternatives for a possible restructuring of our balance sheet.

Summary of 2012 Actions and Performance

As we entered 2012, we recognized that the uncertainty surrounding continued enrichment at the Paducah plant (at such time it was not clear whether it would be economic to continue enrichment beyond May 2012) and ACP deployment and the critical goals and objectives that would need to be achieved during 2012 would make 2012 a very challenging year. We set aggressive goals for ourselves for 2012 relative to ACP and Paducah, focused on moving forward, but with contingency plans in place if we had to demobilize ACP or cease enrichment at Paducah. In April 2012, the Compensation Committee approved changes to the executive compensation program for 2012, recognizing the need to incentivize these executives to achieve the critical near-term business objectives as well as to retain these key individuals.

Major events and highlights during 2012 include:

•

In May 2012, we executed a five-way arrangement with Energy Northwest, Bonneville Power Administration, the Tennessee Valley Authority and DOE to continue enrichment at the Paducah GDP by re-enriching DOE high assay tails at Paducah through May 2013. This arrangement resulted in a significant gross margin improvement for the year and also enabled us to have additional time to work to put in place a transition plan for Paducah.

•

In June 2012, we successfully entered into an agreement with DOE on the ACP RD&D program, which provides for 80% DOE and 20% USEC cost sharing for work performed during the period June 1, 2012 through December 31, 2013 with a total estimated cost of $350 million.

•

The RD&D program is incrementally funded, so continued efforts were needed throughout 2012 and continue in 2013 to keep the funding adequate for planned project execution, with additional funding provided in November 2012 and March 2013; and

•	The RD&D program is on budget and on schedule and during 2012 we successfully achieved two of the program milestones and are on track to achieving the remaining milestones during 2013.

•

Throughout 2012, we made significant progress in ACP commercialization initiatives related to: execution of the RD&D program to reduce technical risk, ACP cost and schedule, sales initiatives, balance sheet improvement initiatives and capital resources initiatives.

•	In March 2012, we renewed our credit facility and throughout 2012 continued to maintain adequate liquidity and working capital to support ongoing operations and investment in the RD&D program.

•	During 2012, we took steps to reduce our costs and align our organization with the current business, including workforce reductions and the elimination of two senior officer positions.

•	We achieved gross profit for 2012 of $138 million and positive cash flow from operations of $143 million.

•

Notwithstanding this positive gross profit, we reported a non-cash charge of approximately $1.1 billion for previously capitalized ACP costs based on our assessment of our ability to recover the full amount of this prior capital investment. This non-cash charge had no effect on current USEC operations, including the RD&D program and its equipment or future investment in ACP. However, this non-cash charge resulted in USEC reporting a net loss of $1.2 billion for 2012 and negative stockholders’ equity.

•	In light of all the uncertainties and challenges facing our business, during 2012 we experienced a significant decline in our stock price.

Effect of 2012 Performance on NEO Compensation.

•	Unrealized value or loss in value of equity awards.

•

Performance-based restricted stock included in the Stock Awards column of the 2012 Summary Compensation Table for 2012 was again not earned based on stock price performance and resulted in no value to the NEOs (performance-based restricted stock was also not earned in 2011 as a result of performance). For the CEO, this resulted in $695,250 of reported 2012 performance-based compensation that was not earned in 2012. For all NEOs (including the CEO), it resulted in an aggregate of $1,731,930 of reported 2012 performance-based compensation that was not earned in 2012.

•

Awards of restricted stock made in May 2012 at a grant date fair value of $.81 per share lost approximately 35% of their value by December 31, 2012 (the last trading day of the year) because of our declining stock price. Since December 31, 2012, our stock price has declined further.

•	Grants of restricted stock made in 2011 and 2010 were made at a grant date fair value of $5.16 and $5.18 per share, respectively. The shares have declined approximately 90% in value.

•

In early 2013, the NEOs agreed to the voluntary surrender of all of their outstanding stock options, including options granted in 2010 representing $1,626,601 of compensation included in the 2012 Summary Compensation Table for 2010.

•

Since the CEO joined the Company in 2005, he has received stock awards with an aggregate grant date fair value of approximately $9 million. The CEO has not sold any of these shares (other than shares withheld at vesting to pay withholding taxes), and so has not realized the value of these equity awards and their value could be further reduced. The aggregate market value of his shares held at December 31, 2012 had declined to $1,043,855.

•

We are engaged with advisors and certain stakeholders on alternatives for a possible restructuring of our balance sheet, which could result in dilution or loss in value or no value for the common stock.

•	Payouts of performance-based compensation tied to performance.

•	Annual incentives were paid out at 90% of target for the NEOs for 2012 as a result of the achievement of key performance objectives during 2012.

•	Quarterly incentives were paid out at 100% of target for the NEOs as a result of the achievement of critical short-term objectives during 2012.

•	Awards of performance-based restricted stock in 2012 failed to meet the threshold level of attainment of relative total shareholder return (TSR) and accordingly, there was zero payout.

•	CEO 2012 realized pay was 75% of pay opportunity. Further declines in USEC’s stock price from $.53 per share as of December 31, 2012 further reduce realized pay.

About this table:

•	Pay opportunity is target compensation, before actual performance results are taken into account.

•

Realizable pay is the actual value of compensation earned, after incentive payouts have been determined and reflective of stock price movements since the date of grant (table includes the market value of restricted stock grants as of December 31, 2012).

Changes Made to the Compensation Program for 2012

In light of the challenges and transitions facing our business, during 2012 USEC initiated an internal review of our organizational structure and engaged a management consulting firm to support this review. On April 2, 2012 we announced the elimination of two senior officer positions and additional actions to align the organization with the current business are expected. The Company believes that maintaining the skills, knowledge and experience of the current senior management team and other key employees is crucial as the Company faces significant business challenges and transitions. As a result, on April 13, 2012, the Compensation Committee approved changes to the executive compensation program for 2012 for the NEOs and other executives. These changes were designed to keep management focused on critical short-term goals and to provide for retention of key employees. The changes were also designed to maintain a similar level of total compensation opportunity for these executives as in 2011 and not to increase their total compensation opportunity. The changes are described below:

•

Revised the annual incentive program to provide that annual incentive performance goals for 2012 would be comprised entirely of individual performance measures due to the difficulty in establishing corporate quantitative goals for 2012;

•

Terminated the three-year performance-based cash incentive program under the Company’s 2009 Equity Incentive Plan and replaced it with a performance-based quarterly cash incentive program with increased retentive features for the Company’s NEOs and certain other key employees; and

•

Reduced the target value of the restricted stock portion of the long-term incentive program under the Company’s 2009 Equity Incentive Plan and shifted that value to the quarterly cash incentive to make the annualized value of the quarterly cash incentive equal in value to the target annual cash incentive.

Although the shift from the three-year performance-based cash incentive program to the quarterly cash incentive program represented a shift from longer-term objectives to shorter-term objectives, the Compensation Committee believed that the quarterly incentive plan was necessary for the following reasons:

•

The near-term challenges facing the Company in 2012 necessitated the focus on critical near-term business objectives — if these objectives were not met with consistent frequency, the long-term future of the Company would have been significantly adversely affected;

•	The Company’s strategic transition also made the establishment of longer-term objectives very difficult until there was greater certainty regarding the Company’s strategic path; and

•	In light of the challenges facing the Company during 2012, the quarterly incentive plan provided increased retentive value.

Changes Made to the Compensation Program for 2013

On January 10, 2013 the Compensation Committee approved changes to the executive compensation program for 2013 for NEOs and other executives. These changes follow a reexamination of the Company’s executive compensation program, in consultation with the committee’s independent compensation consultant, taking into account the uncertainties and challenges facing the Company in 2013. The changes are designed to keep management and the entire organization focused on critical short-term goals and to provide for retention of key employees, while not increasing the overall risk of the program or encouraging excessive risk taking by executives. The revised incentive opportunities and severance payments are not limited to executives but are being implemented throughout the Company as appropriate. The changes for the executives move all long-term incentive compensation for 2013 to short-term cash incentives. However, the changes decrease the executives’ overall target long-term compensation opportunity by 25% and eliminate the potential for the executives to earn an award above target (previously the executives could earn up to 150% of target based on performance). Although this reflects a temporary move away from equity-based compensation for the executives for 2013, the NEOs already own a significant number of shares in the Company and therefore already have a significant incentive to maintain and improve stockholder value. USEC hopes to be able to return to a more typical executive compensation program when there is greater certainty regarding the Company’s strategic path. The changes are summarized below:

•	Adopted a new performance-based quarterly cash incentive program for 2013 to replace the quarterly cash incentive program that was put in place in 2012;

•

Suspended the annual incentive program and the long-term incentive program for 2013 and shifted the value to the new quarterly cash incentive program, with a 25% reduction in the target value of the long-term incentive component to take into account the reduced program risk as a result of the shorter performance measurement period and shift from equity-based to cash incentive; also eliminated the potential for the executives to earn an award above target;

•

Revised the Company’s existing severance arrangements to provide increased retentive features and ensure that they are market competitive without significantly increasing the overall cost of the arrangements, including:

•

The NEOs agreed to revisions to their existing change in control agreements to: (1) reduce the benefit level from two and a half times annual base salary and bonus to two times annual base salary and bonus; (2) eliminate the existing excise tax gross up; and (3) eliminate the additional pension credit; and

•

Revised the Company’s existing executive severance plan to temporarily enhance the severance benefit level for the NEOs from one times annual base salary and bonus to two times annual base salary and bonus, with the enhanced benefit levels expiring January 1, 2015.

•	The NEOs agreed to the cancellation of their existing 2,190,445 unexercised stock options.

Although these changes represented a shift to an all-cash quarterly incentive structure, the Compensation Committee believed this was necessary for the following reasons:

•	Declines in the value of the Company’s common stock have reduced the incentive and retentive value of additional grants of equity as executives already hold substantial amounts of common stock;

•	The potential for a restructuring of the Company’s balance sheet further reduces the incentive and retentive value of additional grants of equity to executives;

•	At lower stock prices, additional equity grants equivalent to a specified dollar amount of value are increasingly dilutive to existing stockholders;

•	The Company’s strategic transition necessitated management’s singular focus during 2013 on critical near-term business objectives; and

•	The Company’s strategic transition also continued to make the establishment of longer-term objectives very difficult until there is greater certainty regarding the Company’s strategic path.

Response to 2012 Say-on-pay Vote

The majority (64%) of votes cast on the advisory say-on-pay vote at our 2012 annual meeting of stockholders was in favor, suggesting overall stockholder satisfaction with our executive compensation program. However, the holders of approximately 15.9 million shares (out of a total of 122.1 million shares eligible to vote at the 2012 annual meeting) voted against the say-on-pay proposal. The Compensation Committee attributed the votes against the Company’s say-on-pay proposal primarily to dissatisfaction with the Company’s total shareholder return performance compared to its peers over the past several years. The Company has been in a critical transition period and its share price has declined significantly over the past one and three years. The Company has taken many efforts to maximize value for all of its stakeholders and has been focused on the deployment of the ACP as the path to USEC’s long-term competitiveness in the uranium enrichment business and as the best way to maximize value for all stakeholders. The Compensation Committee for 2012 again included total shareholder return as the performance metric for the performance-based restricted stock, which again paid out at 0% of target as it had in 2011. This represented $695,250 of reported but unrealized compensation for the CEO for 2012. The Compensation Committee also reviewed the 2012 recommendations of proxy advisory firms. During 2012, the Compensation Committee revised USEC’s Peer Group to remove three larger companies to bring USEC’s revenue closer to the median of the Peer Group. As discussed above, changes were made to the 2012 executive compensation program in April 2012 prior to the results of the say-on-pay vote. During 2012, the Compensation Committee evaluated the overall level of CEO pay and the executive compensation program, taking into account the say-on-pay vote, and made changes effective January 1, 2013, as described above.

Highlights of Our Compensation Program and Pay-For-Performance

Our executive compensation program is built on a strong governance framework and pay-for-performance philosophy. Key design elements and features of this program are:

•	Our Compensation Committee exercises strong oversight of all elements of executive compensation;

•	Base salary in 2012 represented 30% or less of each NEO’s total direct compensation opportunity (22% for the CEO), with the remainder of compensation being variable or “at risk;”

•	The Committee uses an independent compensation consultant;

•

Based on a comprehensive pay-for-performance analysis conducted by the compensation consultant during 2012, the CEO’s realized compensation was below the 25th percentile of the Company’s Peer Group, a result that is within a range of the Company’s performance relative to its Peer Group, as described below under “Pay-for-Performance Assessment;”

•	USEC’s Peer Group was revised during 2012 to remove three larger companies;

•	Our NEOs’ stock ownership in all cases exceeds the stock ownership guidelines;

•	Our insider trading policy includes a “no-hedging” policy that prohibits employees and directors from hedging the economic interest in the USEC shares they hold;

•	Our equity incentive plan includes a compensation recovery or “clawback” provision that applies to all equity plan participants, as described below under “Recovery of Incentive Compensation;”

•	Our NEOs have only very limited perquisites – including financial planning and executive physicals — which benefit the Company as well as the NEOs;

•	There are no employment agreements with NEOs and severance is limited to two times base salary and bonus;

•

Change in control agreements are “double-trigger” requiring both a change in control and a separation from service within a specified period to receive benefits. These agreements provide for automatic renewal to protect employees; however, we retain the ability to terminate the agreements with sufficient notice;

•

Excise tax-gross ups have been eliminated from all change in control agreements, effective January 1, 2013; change in control benefits for the NEOs were also reduced from 2.5 times base salary and bonus to 2 times base salary and bonus; and

•

We have a strong risk management program with specific responsibilities assigned to the Board and its committees, and consideration of avoiding excessive risk in compensation decisions. See discussion of the compensation risk assessment performed under “Risk Assessment of Compensation Programs.”

Compensation Philosophy and Objectives

The Compensation Committee on behalf of the Board of Directors oversees an executive compensation program designed to enable USEC to attract and retain highly talented individuals. This program reflects the Company’s philosophy that the majority of an executive’s compensation should be based on his or her overall contribution to the success of the Company and the creation of long-term value for our stockholders. In keeping with this philosophy, the Compensation Committee has established the following objectives for the Company’s executive compensation program:

Objective	How We Implement Our Objectives
Compensation should be aligned with stockholders’ interests.	• Strong incentives to maximize long-term value for our stakeholders. • Long-term stock ownership by executives and performance incentives provide ongoing alignment.
Compensation should support our business strategy and objectives.

•  Reward successful execution of our business plan by linking performance goals directly to our business plan.

•  Stretch performance goals encourage innovation by executives while not encouraging excessive risk-taking.

Compensation should be structured to pay for performance.

•  A substantial portion of the total compensation opportunity is variable and dependent upon the individual’s and the Company’s performance.

•  2012 realized compensation was significantly below target opportunity compensation.

Compensation opportunities should be market competitive.

•  Compensation and benefits programs are designed to provide competitive compensation relative to the labor markets for our executives while maintaining fiscal responsibility for our stockholders.

•  We use Peer Group proxy data to review market compensation. In 2013 we revised our Peer Group so our revenues are closer to the median of the Peer Group.

•  Overall base salaries and target total direct opportunity compensation are positioned at approximately the 50th percentile of the market using this data. In addition, by changing the Peer Group, that had the effect of lowering the median target compensation compared.

•  Current significant challenges facing the Company and talent retention objectives warrant targeting higher levels of compensation for some individuals.

Compensation and benefits programs should encourage short-term and long-term retention.

•  Our compensation and benefits programs are intended to encourage retention and reward continuity of service, which is particularly important due to the unique skill sets of our executives.

•  Short-term retention is also important due to the challenges currently facing our business.

Role of Executive Officers in Compensation Decisions

•	CEO and other NEO pay are set by the independent Compensation Committee (other than base salaries, which are set by the Board upon recommendation by the Compensation Committee).

•

CEO and the Vice President of Human Resources provide support to the Compensation Committee and attend all Compensation Committee meetings but are not present for executive sessions or discussions of their individual compensation.

•	CEO provides performance assessments and compensation recommendations for each of the other NEOs and a self-assessment of his own performance.

•	CFO attends Compensation Committee meetings as needed to report on financial items.

•

Compensation Committee meetings often include an executive session without members of management present — during 2012 the Compensation Committee met 11 times, including eight times in executive session.

Role of Compensation Consultant and Compensation Consultant Conflicts of Interest

The Compensation Committee has retained a consultant, Pay Governance, to provide the committee with independent compensation data, analysis and advice. Pay Governance reports to the Compensation Committee and its chairman. Under the Compensation Committee’s charter, the Compensation Committee has sole authority to retain and terminate them and to approve their fees and other retention terms. The Compensation Committee periodically reviews the retention of the compensation consultant and in September 2012 hired Pay Governance to replace Mercer because they believed Pay Governance had the necessary experience in light of the Company’s financial circumstances and willingness to devote more senior resources to the assignment. Throughout 2012, the compensation consultant worked closely with the Compensation Committee and attended all Compensation Committee meetings and met with the Compensation Committee regularly in executive session. Examples of projects assigned to the compensation consultant during 2012 included market studies of executive pay and of Board pay, pay-for-performance analysis, review of the Peer Group for executive compensation benchmarking, a review of the value of Company equity owned by executives, a compensation risk-assessment, a review of walk-away values as of year-end, and advice on compensation best practices.

Neither Pay Governance nor Mercer perform or performed any other services for the Company or its affiliates and the Compensation Committee in hiring and retaining them during 2012 assessed whether their work raised any conflicts of interest and determined that no conflicts of interest existed.

Setting Executive Compensation

Each year, the Compensation Committee evaluates compensation levels for each of the executive officers of the Company. In setting compensation for 2012, the Compensation Committee reviewed and considered total compensation for each NEO, including a review of tally sheets that provide the value of (1) historic and current elements of each officer’s compensation (including savings plans, pension plans, health and welfare benefits and perquisites); (2) stock and stock options held by the executive at year-end in the Company’s incentive and benefits plans; and (3) a review of compensation that would be paid upon termination of employment under various scenarios.

Use of Peer Group and Survey Data

The Compensation Committee strives to set target opportunity compensation levels to be competitive with the market in which we compete for executive talent. We use compensation information from a peer group of publicly traded companies in specific industries in which we compete for executive talent. Currently, as the only publicly traded uranium enrichment company in the United States, we do not have direct publicly traded U.S. peers. Therefore, the Peer Group was selected by the Compensation Committee upon the recommendation of its compensation consultant taking into consideration: industry relevance (focusing on specialty chemicals, aerospace and defense, construction and engineering, utilities with nuclear operations, and other utilities); business operations; and roughly comparable size in terms of revenue. The Peer Group was not picked on the basis of executive compensation levels. During 2012, the Company revised the Peer Group to remove three larger companies to bring

USEC’s revenue to closer to the market median of the Peer Group, while still maintaining the integrity of its previous Peer Group. The revised Peer Group includes the following 16 companies:

Albemarle Corp.	Cytec Industries Inc.	Orbital Sciences Corp.

Arch Chemicals Inc.	Esterline Technologies Corp.	Rockwell Collins Inc.

Arch Coal Inc.	FMC Corp.	Rockwood Holdings Inc.

Cameco Corp.	Goodrich Corp.	Teledyne Technologies

CONSOL Energy Inc.	Hexcel Corp.

Curtiss-Wright Corp.	OM Group

The Peer Group is different from the peer group index used in the performance graph included in our Form 10-K. That group is more focused on companies with similar business attributes, primarily utilities with nuclear power generation capabilities, but also including chemical processing companies and aluminum companies (that are also large users of electric power). Because of the limitations associated with publicly available Peer Group compensation data, our Compensation Committee does not benchmark, but uses Peer Group data on a limited basis to analyze the competitiveness of our target compensation and our general compensation philosophy. Our Compensation Committee also has historically used commercially available survey data provided to it by its compensation consultant to identify market-median and other market elements related to our compensation program. During 2012, in lieu of using survey data, the Compensation Committee relied on its compensation consultant to provide information regarding market competitive compensation taking into account the uncertainties and challenges facing the Company.

Pay-for-Performance Assessment

In July 2012, the Compensation Committee reviewed a historical pay-for-performance analysis conducted by its compensation consultant to evaluate the alignment of pay to performance at the Company versus our Peer Group for the three-year period ended December 31, 2011. The analysis considered a comparison of each of the following over the three-year period:

•

How our performance compared with the Peer Group using operational and stockholder performance metrics — specifically earnings per share growth, revenue growth, earnings before interest, taxes, depreciation and amortization (EBITDA) growth and return on net assets, and total shareholder return;

•	How the potential compensation opportunity for our executives compared with our Peer Group; and

•

How the amount of cash compensation our executives earned plus the value of equity compensation as of a specified date as a percentage of (1) their potential (realizable) compensation and (2) our reported net income and average market capitalization compared with our Peer Group.

The analysis concluded that over the one and three-year measurement periods USEC’s financial performance has been at the bottom of its Peer Group and over the one-year period ended December 31, 2011, the CEO’s total realized cash compensation (base salary plus annual incentives) was also at the 25th percentile of the Peer Group and over the three-year period, the CEO’s realized total direct compensation (3-year average base salary plus annual incentives plus realized long term incentives) was below the 25th percentile of the Peer Group.

Elements of Executive Compensation

Total Direct Compensation

Summary of 2012 Total Direct Compensation

Compensation Element	Objectives	Key Features
Base Salary	• Provides a stable annual income at a level consistent with individual contributions.

•  Adjustments are considered annually (or in the event of change in responsibilities) based on individual performance, level of pay relative to the market, internal pay equity, and retention considerations.

Quarterly Cash Incentive Awards	• Rewards the achievement of critical quarterly performance goals aligned with corporate strategic objectives. • Retains NEOs by providing market-competitive compensation.	• Quarterly Performance goals are predetermined and consist of corporate performance goals.

Annual Cash Incentive Awards*	• Rewards the achievement of critical annual performance goals aligned with corporate strategic objectives. • Retains NEOs by providing market-competitive compensation.	• Annual incentives can vary from 0% to 150% of the target amount. • Annual performance goals are predetermined and consist of individual performance measures.

Long-Term Incentive Awards (restricted stock and performance-based restricted stock)*

•  Aligns NEO’s interests with long-term stockholder interests by linking part of each NEO’s compensation to long-term corporate stock performance, as well as rewarding total shareholder return performance.

•  Provides opportunities for investment in and ownership of the Company, which is designed to promote retention and enable us to attract and motivate our NEOs.

•  Retains NEOs through multi-year vesting of equity grants and by providing market-competitive compensation.

• Uses time-based and performance-based restricted stock to balance the multiple objectives. • Long-term equity awards generally vest in increments over a three-year period.

*	Annual cash incentive awards and long-term incentive awards were suspended for 2013.

Observations Regarding the Mix of Total Direct Compensation

The charts below show the relative proportion of each element of total direct compensation for the CEO (based on 2012 target opportunity levels). The mix is the same for the other NEOs, except that the amount of variable or “at-risk” compensation is higher for the CEO than the other NEOs (78% for the CEO versus approximately 70% for the other NEOs) in light of his greater responsibility and ability to influence the Company’s results. During 2012, the target value of short-term incentives was greater than long-term incentives due to the focus during 2012 on critical shorter-term goals and retention of key employees. Changes were made for 2013 as described under “Changes Made to the Compensation Program for 2013.”

Long-Term Incentive — Incentive compensation based on performance of greater than one year

Short-Term Incentive — Incentive compensation based on performance of one year or less

Cash — Compensation paid in the form of cash (base salary, annual incentive and quarterly incentive)

Equity — Restricted stock awards or other equity awards. Equity awards are “at risk”

Variable Pay — Compensation that can vary based on Company or individual performance. Variable pay is “at risk”

Fixed Pay — Base pay or salary

Base Salary

The Compensation Committee recommends base salary levels for executive officers, including the CEO, to the Board for its approval. The committee consults with the CEO with respect to the recommended base salaries for the other officers. The Compensation Committee’s compensation consultant provides market data to the committee for use in setting base salaries. In setting individual base salaries, consideration also is given to (1) the performance of the Company; (2) the individual performance of each executive, taking into account the recommendation of the CEO with respect to the performance and contribution of individuals and the individual performance measures under the annual incentive program; (3) the executive’s scope of responsibility in relation to other officers and key executives within the Company and internal pay equity; and (4) any retention issues.

Cost-of-living and limited merit-based adjustments of 3% to 8% were approved for the NEOs for 2012. Prior to this adjustment, the CEO had not had a cost-of-living or other base salary adjustment since 2008. Following these adjustments, base salaries for 2012 were as follows: Mr. Welch: $927,000; Mr. Barpoulis: $447,700; Mr. Saba: $420,000; Mr. Sewell: $484,100;and Mr. Van Namen: $446,000. Base salaries affect other elements of total compensation, including annual incentives, long-term incentives, and retirement benefits. In setting base salaries for the NEOs, the Compensation Committee considers the effects on other elements of total compensation.

In November 2012, an increase of 8.5% was made to the base salary of Mr. Van Namen and increases of 6% were made to the base salaries of Mr. Barpoulis and Mr. Saba to reflect additional responsibilities as part of a senior executive realignment. Following these adjustments, base salaries were as follows: Mr. Welch: $927,000; Mr. Barpoulis: $475,000; Mr. Saba: $445,000; Mr. Sewell: $484,100; and Mr. Van Namen: $484,000.

Incentive Compensation

For 2012, the annual target awards for the NEOs under the incentive programs were as follows:

Name	2012 Annual Incentive Program Target Award (as a percentage of base salary)	2012 Quarterly Incentive Plan Target Award (as a percentage of base salary)	2012 Total Long- Term Incentive Program Target Award (as a percentage of base salary)	Total 2012 Incentive Target Award (as a percentage of base salary)
John K. Welch	100%	100%	150%	350%
John C. Barpoulis	70%	70%	110%	250%
Peter B. Saba	70%	70%	90%	230%
Philip G. Sewell	70%	70%	110%	250%
Robert Van Namen	70%	70%	110%	250%

Annual Incentive

The Compensation Committee sets annual incentive awards and performance goals for NEOs under our annual incentive program under the 2009 Equity Incentive Plan. Annual incentives for the NEOs and other eligible executives are paid in cash, in recognition that all of the NEOs already have substantial USEC equity ownership. Target incentive opportunities are expressed as a percentage of base salary, which percentage is determined by the Compensation Committee based on position, market data provided by the compensation consultant, and our overall compensation philosophy, which emphasizes performance-based compensation. Target annual incentive opportunities have been the same for our NEOs for a number of years, at 100% of base salary for our CEO and 70% for each of the other NEOs.

Actual potential payout levels range from zero to a maximum of 150% of target, with proportional payments for achievement between threshold and target and target and maximum. The Compensation Committee reviews and certifies the annual incentive achievement level and incentive payment for each NEO. The Compensation Committee may adjust performance-based criteria or awards in recognition of unusual or non-recurring events and has the authority under the 2009 Equity Incentive Plan to reduce the value of awards. For 2012, the Compensation Committee determined the achievement level for each of the NEOs to be 90% of target. Annual incentives were paid in February 2013.

For NEOs, 2012 annual incentive awards were determined based on the achievement of individual performance measures (referred to as “key performance objectives”), described in the table below. Weighting of each key performance objective varied by NEO, based on the NEO’s functional area of responsibility.

Key Performance Objective	Difficulty
Core Operations. Manage core operations such that performance in the following areas supports the transition to a solid business foundation subsequent to cessation of enrichment at the Paducah gaseous diffusion plant and expiration of the Russian highly enriched uranium (HEU) Contract: (1) Paducah production (including securing a tails program and extended operations if economically viable), (2) sales of SWU under the transitional supply arrangement (TSA), (3) sales of SWU and delivery optimization under the Russian HEU contract, (4) spent fuel storage/transportation and nuclear business service; and (5) new sales in emerging/non-traditional markets.	Achievement of initiatives in these five areas involved targeted cost reductions, consummation of an agreement to continue enrichment at the Paducah plant, gross profit margin on Russian HEU contract deliveries, new sales and performance of NAC versus budget that involved substantial effort and initiative.

Key Performance Objective	Difficulty

American Centrifuge Project (ACP) Transition. Execute an effective ACP transition to a platform that will preserve its future value and offer the opportunity to benefit from its commercialization potential. Actions for this purpose will be based on availability of RD&D funding. If funding is available, implement the RD&D program on a cost-shared basis with DOE leading to validation of the ACP technology and technical risk reduction needed to secure financing under DOE’s loan guarantee program. If RD&D funds are not available, execute a stand-alone research and development program (absent RD&D funding) that maintains USEC’s technology rights and advances SWU performance, value engineering, cost reduction and machine reliability. Plan for and implement project demobilization, if necessary.	This includes achievement of objectives relating to obtaining RD&D program funding and RD&D program execution and the development of an ACP commercialization plan. Achievement in these areas requires significant effort and initiative.

Transition Business Unit Functions and Re-engineer Corporate Organization structure. Paducah preparation for the turnover to the DOE post-enrichment; address remaining Portsmouth government services issues, including payment of amounts owed to the Company; and assess and implement corporate organization re-engineering to improve business unit performance and corporate overhead structure.	This includes efforts with respect to the transition of the Paducah plant, achieving corporate overhead reductions, pursuing claims for outstanding government services receivables. Due to the number of risks and uncertainties, implementation of a smooth transition plan involves a great deal of strategic planning and substantial effort and initiative.

Ensure Sufficient Liquidity and Improve Credit Profile. Ensure that the Company maintains sufficient liquidity to meet company needs and take steps to reduce costs, to reduce liabilities and exposures and to improve the Company’s overall credit profile.	This includes achievement of objectives relating to identified cost reductions, the renewal of our credit facility and the development of plans to address the 2014 maturity of our convertible notes and other key liabilities. Achievement of these objectives involves substantial effort and initiative.

Strategic Alternatives/Define the Future. Assess strategic alternatives and develop strategic plan for future, including assessment of commercial deployment/expansion of ACP versus deployment of other enrichment technologies and non-enrichment paths. Pursue strategic business alternatives involving partnerships, joint ventures, teaming, consortia, etc. with other enrichers and/or nuclear business entities to enhance stockholder value and provide the opportunity for future business growth.	This includes efforts to explore strategic business opportunities and achievement of these objectives involves substantial effort and initiative, including the involvement of third parties.

For NEOs (other than the CEO), their individual objectives were a more detailed subset of these objectives with a focus on their functional area. For example, Mr. Barpoulis’ specific objectives as CFO generally related to financial matters and financing for the ACP; Mr. Saba’s specific objectives as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary generally related to legal matters and matters related to financing for the ACP; Mr. Sewell’s specific objectives as Senior Vice President and Chief Development Officer generally related to American Centrifuge and Russian HEU program management matters; and Mr. Van Namen’s specific objectives as Senior Vice President and Chief Operating Officer generally related to uranium enrichment operations and marketing and sales matters. Each of the NEOs’ key performance objectives were designed to challenge the executive and to be difficult to achieve.

Long-Term Incentives

In April 2012, the Compensation Committee, in consultation with its compensation consultant, approved revisions to the long-term incentive program (LTIP) under the 2009 Equity Incentive Plan to better motivate individuals to achieve our near-term objectives and provide for additional retentive features. The Compensation Committee terminated the prior three-year performance-based cash incentive program and replaced it with a cash performance-based quarterly incentive program (“QIP”) with different performance measures, described below. The Compensation Committee also reduced the target value of the restricted stock portion of the long-term incentive program and shifted that value to the 2012 QIP to make the annualized value of the 2012 QIP equal in value to the target annual cash incentive.

Annualized target award levels for the NEOs under the LTIP for 2012 were as follows:

Name	Restricted Stock Target % of base salary	Performance-Based Restricted Stock Target % of base salary	Total LTIP Target % of base salary
John K. Welch	75%	75%	150%
John C. Barpoulis	50%	60%	110%
Peter B. Saba	40%	50%	90%
Philip G. Sewell	50%	60%	110%
Robert Van Namen	50%	60%	110%

The target number of shares of restricted stock was determined by dividing the Company’s stock price of $0.81 per share on May 8, 2012 (seven days after the release of earnings for the first quarter ended March 31, 2012) into the value of the stated percentage of base salary represented by the award.

Restricted Stock Awards.    Restricted stock granted in 2012 vests ratably over three years, subject to accelerated vesting under certain circumstances. Restricted stock serves as a retention component of the NEO’s total direct compensation and further aligns the interests of executives with stockholders through promoting significant share ownership by our NEOs. However, as described above under “Effect of 2012 Performance on NEO Compensation,” restricted stock awards have not achieved their full value to the NEOs as a result of decreases in the market value of our common stock.

Performance-Based Restricted Stock.    In 2012, executives received a one-year performance-based award of restricted stock that, if earned, would have vested over three years (the “Performance-Based Restricted Stock”). Actual awards were determined by relative performance during the period January 1, 2012 through December 31, 2012 against total shareholder return (TSR) of the Russell 2000 (without dividends). We chose a TSR metric because this metric is important to stockholders. Threshold, target and maximum payouts (with prorated payouts for performance between threshold and target and between target and maximum) are shown below. The target level (100%) was set at the median of the Russell 2000, which was viewed as reasonably achievable through solid performance, and payout at the 150% level would have required TSR performance significantly above average.

USEC TSR performance versus the Russell 2000 TSR without dividends (percentile)	Level	Achievement Level
75th percentile or higher	Maximum	150%
50th percentile	Target	100%
25th percentile	Threshold	25%
Below 25th percentile		0%

USEC TSR was below the 25th percentile of the Russell 2000 TSR, so no awards were earned in 2012. No awards of performance-based restricted stock were earned in 2011. The amounts shown in the 2012 Summary Compensation Table under “Stock Awards” reflect the grant date fair value as determined under applicable accounting standards and this amount was not realized by the executives.

2012 Quarterly Incentive

In April 2012, the Compensation Committee approved a quarterly performance-based cash incentive program under the USEC Inc. 2009 Equity Incentive Plan for the Company’s NEOs and certain other key employees. It was designed to focus rewards on a limited number of highly important short-term targets that were related to the significant decisions that needed to be made in 2012 regarding major aspects of the Company’s business. Under the 2012 Quarterly Incentive Plan (the “2012 QIP”), the participants were awarded the right to earn cash. There were four quarterly performance periods in 2012. Actual payout of these awards was determined by the performance of the Company during the quarterly performance period against one or more pre-determined goals relating to the completion or attainment of objectively determinable targets with respect to the Company’s strategic business objectives. The goals were the same for each of the NEOs. Each goal was given a percentage weight, with the sum of goals for each quarterly period totaling 100% of the executive’s target award. Target awards attributable to a goal were earned based on the satisfaction of the goal within a quarterly period. The goals were designed to be achievable but to require significant effort. The annualized value of the target award levels for the NEOs under the 2012 QIP was the same as their target annual incentive opportunities, which were 100% of base salary for the CEO and 70% of base salary for each of the other NEOs. Quarterly incentive opportunities were one-fourth of this amount for each of the NEOs. For 2012, quarterly incentives for each of the NEOs were paid out at 100% based on the achievement of the performance measures (weighted as indicated in the table) described in the table below.

First Quarter 2012	Second Quarter 2012
• Closing of a credit facility to provide adequate
liquidity for on-going business operations for at
least twelve months. (50%)

• Execution of an agreement with DOE that results in
the transfer of the equivalent of $44 million in
uranium. (50%)

• Secure the balance of fiscal year 2012 ACP RD&D
program funding from DOE. (40%)

• Execute agreements for the extension of
enrichment at Paducah on a basis projected to
provide comparatively positive and incremental
cash flow and gross profit to the Company. (40%)

• Working with third party advisors, implement first
phase of plan to re-align organizational structure
and achieve cost reductions to align with future
business state. (20%)

Third Quarter 2012	Fourth Quarter 2012
• Implement next stage of cost reductions pursuant to
management’s organization action plan, which
identifies savings in health and welfare benefits.
(15%)

• Manage multi party agreement for depleted
uranium tails enrichment to ensure all deliveries are
on time and within specifications. (25%)

• Develop initial Paducah transition, inventory and
asset recovery plan for period following expiration
of depleted uranium enrichment agreement. (20%)

• Meet all required conditions and deliverables under
cooperative agreement with DOE for the RD&D
program, including establishment of American
Centrifuge Demonstration, LLC governance
structure and other conditions necessary to obtain
authorization to incur costs during the remainder of
program budget period 1 (08/01/12 – 11/30/12) and
DOE assumption of remainder of tails liability.
(25%)

• Develop initial American Centrifuge Plant
commercialization plan. (15%)

• Ensure adequate funding is provided for the
RD&D program through the end of calendar year
2012 and obtain funding for Government Fiscal
Year 2013 (or ensure sufficient funding is
available in a continuing resolution to continue the
program). (20%)

• Develop a balance sheet restructuring plan with
third party advisors. (20%)

• Establish Transitional Supply Agreement (“TSA”)
delivery logistics for 2013 and the customer(s)
sales commitment for the TSA SWU delivered in
2013. (15%)

• Successfully execute the RD&D program through
the end of 2012 in compliance with the expected
requirements of the cooperative agreement with
DOE. (20%)

• Implement ACP commercialization plan on
schedule, including development of an updated
project cost and schedule estimate and initial
implementation of ACP output sales strategy.
(25%)

2012 Special Performance Bonus

From time to time, the Company has issued special cash bonuses to executives and other key employees in recognition of performance. During 2012, Mr. Saba was awarded a special cash bonus of $20,000 in recognition of significant work done regarding the Company’s efforts to obtain financing for the American Centrifuge project. This bonus was paid in March 2012.

Changes to the Incentive Program for 2013

Suspension of Annual Incentive Program and Long-Term Incentive Program for 2013.    On January 10, 2013, the Compensation Committee suspended the Annual Incentive Program and the Long-Term Incentive Program for 2013 under the USEC Inc. 2009 Equity Incentive Plan and shifted the value of these programs at a reduced target level into a new quarterly cash incentive plan, referred to below as the 2013 QIP.

2013 Quarterly Incentive Plan.    On January 10, 2013, the Compensation Committee approved a new quarterly performance-based cash incentive program under the USEC Inc. 2009 Equity Incentive Plan for the NEOs and certain other key employees. The 2013 Quarterly Incentive Plan (the “2013 QIP”) replaces the 2012 QIP. Awards under the 2013 QIP are earned based on performance during a three-month performance period in the form of cash paid after the end of the quarterly period, provided the quarterly period goals have been attained. An executive’s target award under the 2013 QIP is equal to the sum of their (1) Part A target award and (2) Part B target award. The Part A target award is intended to represent an executive’s historical annual incentive compensation opportunity (and will be considered in calculating such executive’s severance, change in control and retirement benefits). The Part B target award is intended to represent a portion of the executive’s historical long-term incentive compensation opportunity (including the portion of the Long-Term Incentive Program that for 2012 was shifted into the 2012 Quarterly Incentive Plan), with a 25% reduction in the target value of the long-term incentive component to take into account the reduced program risk as a result of the shorter performance measurement period and shift from equity-based to cash incentive. The table below shows the Part A and Part B target awards for the NEOs on an annualized basis. Target awards for each quarterly period will be 25% of the annualized amounts included in the table below:

Name	2013 QIP Part A Annualized Target Award (as a percentage of base salary)	2013 QIP Part B Annualized Target Award (as a percentage of base salary)	2013 QIP Total Annualized Target Award (as a percentage of base salary)
John K. Welch	100%	187.5%	287.5%
John C. Barpoulis	70%	135%	205%
Peter B. Saba	70%	135%	205%
Philip G. Sewell	70%	135%	205%
Robert Van Namen	70%	135%	205%

Actual payout of these awards will be determined by the performance of the Company during the quarterly performance period against one or more quarterly period goals reflecting the corporate needs to be accomplished in the quarterly period to ensure the achievement of the Company’s short-term strategic objectives and to maximize enterprise value. Each goal will be given a percentage weight, with the sum of goals for each quarterly period totaling 100% of the executive’s target award. The goals for Part A and Part B target awards will be the same and will be weighted the same for Part A and Part B.

Target awards attributable to a goal will be earned, if at all, based on the satisfaction of the goal within a quarterly period, as determined by the Compensation Committee. If a goal is not satisfied within a quarterly period to warrant a full or partial payout, the Compensation Committee, in its discretion, shall determine whether or not to reaffirm the target award opportunity for the next quarterly period. The value of any goal that is reaffirmed and carried forward may be retained or may be reduced up to 100% to reflect that the goal was not achieved in accordance with its original terms, with the amount of such reduction determined at the discretion of the Compensation Committee. The portion of the target award attributable to any goals not achieved in the quarterly period and not carried forward will be forfeited. Any portion of the target award relating to a goal that is not met by the end of the calendar year will be forfeited. While it is contemplated that the goals will be such that they will be achieved or not achieved during a quarterly period, following the completion of the calendar year, for any goals that have not been fully achieved by the last day of the calendar year but for which significant progress has been made, the Compensation Committee in its discretion may award a partial target award payable with respect to any goal. The Compensation Committee may also exercise negative discretion to reduce the amount of any target award payable with respect to any goal or any quarterly period. In no event will any goal be paid out, whether originally or carried forward, at more than 100% of target.

If, prior to the payout of an award with respect to a performance period (1) there is a change in control of the Company and an executive’s employment is terminated by the Company other than for cause (or is terminated by the executive for good reason) (i.e., “double trigger”), awards for the quarter will vest as though earned and be paid regardless of performance; (2) an executive’s employment is terminated by the Company other than for cause, prorated awards will vest and be paid in accordance with actual performance after the end of the quarterly performance period at the same time as other awards are paid to executives; and (3) an executive leaves the Company due to death or disability, prorated awards will be fully vested and paid regardless of performance. Notwithstanding the forgoing, awards with respect to any goals that have been carried forward from a prior quarterly period will vest and be paid in accordance with actual performance through the date of termination. To the extent a carry forward goal has not been attained by the date of termination, the target award relating to that goal will be forfeited. Performance must be certified by the Compensation Committee prior to any award being paid (other than on death, disability or change in control).

Indirect Compensation

Retirement Plans

We provide our executive officers with health, welfare and retirement programs comparable to those provided to employees and executives at other companies in similar industries. The benefit plan descriptions here and in the Pension Benefits in Fiscal Year 2012 table provide an explanation of the major features of these benefit plans.

Savings Plans.    NEOs have the opportunity to participate in two defined contribution savings plans: The USEC Savings Program and the USEC Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan was suspended, effective January 1, 2013.

The USEC Savings Program is a tax-qualified broad-based 401(k) employee savings plan. USEC Inc. employees, including the NEOs, are able to contribute the lesser of up to 50% of their annual base salary or dollar limits established annually by the Internal Revenue Service (“IRS”) ($17,000 in 2012 and $17,500 in 2013). The Company matches 100% of the first 3% of pay that is contributed to the USEC Savings Program and 50% of the next 2% of pay contributed. Employee contributions are fully vested upon contribution and Company match contributions vest 50% after two years of service and 100% after three years of service.

The Deferred Compensation Plan is intended to be a non-qualified deferred compensation plan that complies with the regulations of Section 409A of the Internal Revenue Code. During 2012, participants in the Deferred Compensation Plan could elect to defer up to a maximum of 90% of base salary and a maximum of 100% of cash bonus amounts received through the Company’s incentive compensation programs. The Company matched participant contributions under the Deferred Compensation Plan at the rate that would apply if they had been contributed to the USEC Savings Program without regard for any statutory limitations, reduced by amounts contributed to the USEC Savings Program. More information regarding the Deferred Compensation Plan can be found in the narrative accompanying the Nonqualified Deferred Compensation in Fiscal Year 2012 table.

Pension Plans.    NEOs (all of whom were hired prior to September 1, 2008 and are therefore eligible to participate in the Employees’ Retirement Plan) have the opportunity to participate in a qualified pension plan, a pension restoration plan and one of two supplemental executive retirement plans (each, a “SERP”).

The Employees’ Retirement Plan of USEC Inc. is a broad-based, tax-qualified defined benefit pension plan whose maximum benefits are limited by legislation, while the USEC Inc. Pension Restoration Plan is a non-qualified supplemental pension benefit that is designed to continue the accrual of pension benefits that exceed the legislated limits under the Employees’ Retirement Plan of USEC Inc. Information regarding the calculation of benefits under the Employees’ Retirement Plan of USEC Inc. and the USEC Inc. Pension Restoration Plan can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2012 table.

We also maintain two SERPs. Mr. Sewell is the only active participant in the USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”). No additional participants were added after 2001. The 1999 SERP provides Mr. Sewell with a benefit calculated in the form of a monthly annuity equal to 55% of his final average compensation commencing at the later of termination of employment or age 62, with offsets for benefits received under our retirement programs and any U.S. government retirement program to which the Company contributed, and Social Security benefits. More information regarding the calculation of benefits payable to Mr. Sewell under the 1999 SERP can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2012 table.

The other NEOs participate in the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”). The 2006 SERP was designed to be less expensive than the 1999 SERP. As applicable to the CEO, the 2006 SERP incorporates the terms of a SERP agreed to with Mr. Welch in September 2005 in connection with setting his initial terms of employment. We agreed to provide Mr. Welch a benefit equal to 30% of final average pay with five years of service, increasing to 40% with seven years of service and 50% with ten or more years of service, with offsets for benefits received under our other retirement programs and Social Security benefits, commencing at the later of termination of employment or age 60. As applicable to participants other than the CEO, the 2006 SERP provides for a monthly supplemental retirement benefit equal to 2.5% of final average pay for each year of service, to a maximum benefit of 50% after 20 years of service, with offsets for benefits received under our other retirement programs and Social Security benefits, commencing at the later of termination of employment or age 55. More information regarding the calculation of benefits under the 2006 SERP can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2012 table. Participation in the 2006 SERP is contingent on the participant’s agreeing to comply with certain restrictive covenants relating to confidentiality, non-competition and non-solicitation of Company employees for a period of time following his termination of employment.

Although these SERP benefits represent a significant compensation cost to the Company, the Company believes they continue to provide important retentive value to executives, in particular in light of the significant unrealized compensation by the NEOs due to declines in the value of the Company’s equity. Unlike the qualified pension plans, the SERPs are unfunded obligations of the Company and these benefits could be lost under certain circumstances. Therefore, the Company believes that executives are motivated to take actions that maximize enterprise value and increase the likelihood of full payment of these unfunded SERP benefits.

Severance Arrangements

Executive Severance Plan.    We believe that in the absence of employment agreements between the Company and its key employees, it is appropriate to have a reasonable severance policy in place in order to attenuate concerns about short-term continuity of income and allow executives to focus on the Company’s business. The USEC Inc. Executive Severance Plan (the “Executive Severance Plan”) was approved by the Board in 2008. On January 10, 2013, the Compensation Committee approved the amendment and restatement of the Executive Severance Plan, effective January 1, 2013 to provide for a temporary enhanced severance benefit in light of the challenges facing the Company. The Compensation Committee believes that this enhancement, which only requires cash payment in the event of a termination, provides a cost-effective means of addressing retention concerns. Under the Executive Severance Plan, if an executive officer is terminated by the Company without cause, he is eligible to receive: (1) a prorated share of his current incentive (payable at the end of the performance period based on actual performance) up to the date of termination; (2) a lump sum cash severance (the “Lump Sum Cash Severance Benefit”); and (3) continuation of medical and dental coverage as well as life insurance (“Continuing Severance Benefits”) paid for by the Company for a period of time after termination (the “Severance Period”) (or until he receives similar coverage from a subsequent employer, whichever occurs first) and outplacement assistance services. The amendment to the Executive Severance Plan temporarily (1) increases the Lump Sum Cash Severance Benefit for the NEOs from one times annual base salary and bonus to two times annual base salary and bonus; and (2) increases the Severance Period during which the executive is entitled to Continuing Severance Benefits from one year to two years. Under the Executive Severance Plan, these increased benefits will revert back to their prior level effective January 1, 2015. Bonus under the Executive Severance Plan has historically been calculated as the average of the three most recent annual incentive bonuses paid to the executive prior to the date of termination. In light of the changes to the executive incentive program for 2013 described above, the definition of bonus under the Executive Severance Plan was revised to include the Part A target award under the 2013 QIP (which is intended to represent an executive’s historical annual incentive compensation opportunity) and to exclude the Part B target award under the 2013 QIP (which is intended to represent a portion of the executive’s historical long-term incentive compensation opportunity). The amendment also extended the duration of the restrictive covenants relating to non-competition and non-solicitation from one year to two years to be aligned with the Severance Period. This will also revert back to one year effective January 1, 2015. More detail is provided in the narrative accompanying the Potential Payments Upon Termination or Change in Control at Fiscal Year-End December 31, 2012 table.

Change in Control Agreements.    We believe that change in control agreements are an important tool for executive retention and the retention of other key employees. The Company has from time to time been engaged in reviews of its strategic alternatives and these agreements have been important in retaining our executives. We have entered into change in control agreements with each of the NEOs. These agreements have an initial term of three years, which is automatically extended for additional one-year periods unless the Board has given notice of non-renewal. We believe it is important to protect executives with change in control agreements from termination of those agreements on short notice. Upon a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. A change in control is generally defined as the acquisition by a person of 30% or more of the voting power of the Company, a change in the majority of the Company’s Board, the consummation of certain mergers or consolidations involving the Company, a sale or disposition of 40% or more of the Company’s assets, or a liquidation of the Company involving the sale of at least 40% of the Company’s assets. A restructuring of the Company’s balance sheet that is approved by a majority of the Company’s Board prior to the consummation of such restructuring transaction is not a change in control.

The change in control agreements provide each NEO with certain benefits if there is a change in control of the Company and within a protected period beginning three months before and ending three years after that change in control (the “protected period”) the Company terminates his employment for any reason other than cause, or the executive terminates his employment for “good reason” (as defined in the agreement). We believe this “double trigger” is appropriate because the purpose of the change in control agreements is to provide enhanced severance protection and not to provide a windfall upon the change in control. These benefits are in lieu of any severance benefits the NEO would otherwise be eligible to receive under our Executive Severance Plan.

Under the terms of each NEO’s change in control agreement as in effect during 2012, if during a protected period he is terminated other than for cause or terminates his employment for “good reason,” he would receive a cash payment of his unpaid base salary through the date of termination plus all other amounts to which he was entitled under any compensation or benefit plan of the Company. In addition, as a change in control payment, he would receive a cash lump sum payment equal to two and a half times the sum of his annual base salary and bonus (the “Change in Control Lump Sum Benefit”). In addition, under the terms of each agreement, the Company would provide him and his dependents with continuation of life, accident and health insurance benefits (“Continuing Change in Control Benefits”) for two and a half years following such termination of employment (the “Covered Period”), or, if sooner, until he is covered by comparable programs of a subsequent employer. In addition, the executive will receive two and a half additional years of service for purposes of retirement plan benefits under the SERPs (the “Additional Pension Credit”). In order to receive benefits under the change in control agreement, the NEO must comply with the non-competition, non-solicitation, and confidentiality provisions of the change in control agreement during the term of the agreement and for two and a half years after the termination of the agreement. Under the change in control agreements as in effect during 2012, if the executive receives payments, whether or not under his or her agreement that would subject him to any federal excise tax due under Section 4999 of the Internal Revenue Code, either his severance payments would be reduced so as not to trigger the excise tax or, if it would produce a larger net benefit, the executive will receive a cash payment equal to the amount of the excise tax, which would partially reimburse the executive for the amount of the tax (an “Excise Tax Gross-Up”). The Compensation Committee previously determined that beginning in 2011, new or materially amended agreements will not provide for an excise tax gross-up. For details of potential payments under the above arrangements as of December 31, 2012, see the Potential Payments Upon Termination or Change in Control at Fiscal Year-End December 31, 2012 table.

The change in control agreements for the NEOs were revised, effective January 1, 2013, to: (1) reduce the Change in Control Lump Sum Benefit for the NEOs from two and a half times annual base salary and bonus to two times annual base salary and bonus; (2) reduce the Covered Period during which the executive is entitled to Continuing Change in Control Benefits from two and a half years to two years; (3) to eliminate the Additional Pension Credit and the Excise Tax Gross-Up; and (4) to provide that a restructuring of the Company’s balance sheet that is approved by a majority of the Company’s Board prior to the consummation of such restructuring transaction is not a change in control. These changes were made to be more aligned with what is considered market competitive following a review of the Company’s severance and change in control arrangements. Bonus under the change in control agreements has historically been calculated as the average of the three most recent annual incentive bonuses paid to the executive prior to the date of termination. In light of the changes to the executive incentive program for 2013 described above, the definition of bonus under the change in control agreements was revised to include the Part A target award under the 2013 QIP (which is intended to represent an executive’s historical annual incentive compensation opportunity) and to exclude the Part B target award under the 2013 QIP (which is intended to represent a portion of the executive’s historical long-term incentive compensation opportunity). The change in control agreements were also revised to reduce the duration of the restrictive covenants relating to non-competition and non-solicitation from two and a half years to two years to be aligned with the Covered Period.

Cancellation of Unexercised Options.    In consideration for being eligible to participate in the 2013 QIP, each of the NEOs agreed to the cancellation of their existing 2,190,445 unexercised stock options (Mr. Welch, 915,833; Mr. Barpoulis, 331,608; Mr. Saba, 154,776; Mr. Sewell, 432,614; Mr. Van Namen, 355,614), all of which had an exercise price significantly above the current market price for the Company’s common stock.

Limited Perquisites

We maintain a limited number of perquisites for senior executive officers, including an annual financial counseling allowance of $7,500 ($20,000 for the CEO) and an annual executive physical valued at approximately $4,000. We also reimburse the CEO for annual dues for up to two business or social organizations or clubs. Perquisites do not represent a significant compensation element for any of the NEOs.

Recovery of Incentive Compensation

Our equity incentive plan includes a compensation recovery or “clawback” provision that requires repayment of all payments in settlement of any awards earned or accrued (including annual and long-term incentives) during the 12-month period following the first public issuance or filing with the SEC of a financial document that is subsequently restated as a result of misconduct. The clawback applies to a grantee who knowingly or through gross negligence engaged in or failed to prevent the misconduct, or who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. In addition, we intend to adopt a clawback policy that implements any final rulemaking under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in 2011 we amended our equity incentive plan to implement this policy once adopted.

Hedging Prohibition

As part of our insider trading policy, our directors, executives and other employees are prohibited from entering into short sales or engaging in hedging transactions involving our securities.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines which apply to all executive officers and certain other employees. The amount required to be retained is 300,000 shares for the CEO and 65,000 shares for all other NEOs. As of December 31, 2012, all of the NEOs had significantly exceeded the stock ownership guidelines. Although at current stock prices, these guidelines represent less than 1x annual base salary, the Compensation Committee has determined not to revise the guidelines given the significant declines in and uncertainty regarding the Company’s stock price. Since joining the Company in 2005, the CEO has not sold any shares of USEC stock (other than shares withheld at vesting to pay withholding taxes). The CEO has received stock awards with an aggregate grant date fair value of approximately $9 million, however, as of December 31, 2012, the 1,969,537 shares of common stock held by the CEO had a value of only $1,043,855 due to the declines in the Company’s stock price. To achieve a multiple of 5x his annual base salary of $927,000, based on the Company’s stock price which was $0.53 as of December 31, 2012, the CEO would have been required to purchase almost 7,000,000 additional shares of common stock (approximately 5% of the Company’s outstanding common stock). The Compensation Committee determined that the CEO and other NEOs already hold significant equity and increasing their stock ownership requirement will not increase their alignment with the Company’s stockholders.

Tax and Accounting Treatments of Elements of Compensation

In its deliberations, the Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) currently disallows a tax deduction for the Company for individual executive compensation exceeding $1 million in any taxable year for the CEO and certain of our other NEOs, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and that meets certain other technical requirements. Annual incentive awards, performance-based restricted stock and the new performance-based long-term cash incentive are generally intended to meet the performance-based compensation requirements, while base salary and time-vested restricted stock are not.

While we take efforts to design certain components of executive compensation to preserve deductibility, we believe that stockholder interests are best served by not restricting our discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. To the extent that the Company does not have taxable income, the value of tax deductions under Section 162(m) is significantly reduced. Accordingly, the Compensation Committee may approve compensation arrangements for certain officers for 2013 that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

In addition, in structuring compensation arrangements, we intend to permit participants to avoid potential tax penalties under Section 409A of the Internal Revenue Code. We also take into account the impact of potential gross-up payments by the Company to cover federal excise taxes due under Section 4999 of the Internal Revenue Code.

We consider the accounting and dilution impact of equity awards made to executive officers. We account for our equity incentive grants under FASB Accounting Standards Codification Topic 718.

Director Compensation

Director compensation is established by the Board upon the recommendation of the Compensation Committee. In recommending director compensation, the Compensation Committee consults with its compensation consultant. The Compensation Committee conducted a review of director compensation during 2012 using compensation information from the Peer Group used for executive compensation purposes. During 2011, changes were made to director compensation for 2012, including a reduction in the value of the annual restricted stock unit grant, as described under “Compensation of Directors.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (Section 229.402(b)) with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Compensation Committee

M. Richard Smith, Chairman

Sigmund L. Cornelius

Joseph T. Doyle

2012 Summary Compensation Table

The following table sets forth information regarding the compensation of our NEOs for the years ended December 31, 2010, 2011 and 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
John K. Welch	2012	$919,731	$0	$1,390,500	$0	$1,761,300	$1,185,709	$64,876	$5,322,116
President and CEO	2011	$900,000	$0	$1,236,192	$0	$858,375	$3,427,750	$114,561	$6,536,878
	2010	$900,000	$0	$1,575,000	$675,001	$1,164,600	$2,068,430	$84,510	$6,467,541

John C. Barpoulis	2012	$449,867	$0	$492,470	$0	$595,443	$282,123	$10,000	$1,829,903
SVP and CFO	2011	$428,617	$0	$470,298	$0	$324,809	$285,581	$9,800	$1,519,105
	2010	$440,654	$0	$513,602	$256,800	$380,941	$193,221	$22,405	$1,807,623

Peter B. Saba	2012	$434,683	$20,000	$378,000	$0	$558,600	$260,904	$10,000	$1,662,187
SVP, General Counsel,	2011	$404,813	$35,000	$357,125	$0	$298,428	$171,072	$9,800	$1,276,238
Chief Compliance	2010	$384,615	$0	$390,002	$156,000	$353,262	$57,313	$9,800	$1,350,992
Officer and Corporate Secretary

Philip G. Sewell	2012	$509,227	$0	$532,510	$0	$643,855	$313,337	$0	$1,998,929
SVP and Chief	2011	$498,923	$0	$516,452	$0	$350,761	$72,584	$0	$1,438,720
Development Officer	2010	$487,851	$0	$563,998	$282,000	$418,324	$0	$0	$1,752,173

Robert Van Namen	2012	$445,539	$0	$490,600	$0	$593,180	$614,444	$10,000	$2,153,763
SVP and Chief	2011	$428,000	$0	$470,298	$0	$322,113	$501,283	$9,800	$1,731,494
Operating Officer	2010	$423,154	$0	$513,602	$256,800	$380,941	$227,133	$17,882	$1,819,512

(1)	The amounts shown in the Salary column also include amounts paid in a year for unused accrued vacation time.

(2)	In March 2012 and May 2011, Mr. Saba was awarded a special cash bonus in recognition of his work related to financing for the American Centrifuge project.

(3)	The amounts shown in the Stock Awards column represents the aggregate grant date fair value of (a) restricted stock awards; and (b) for 2012 and 2011, performance-based restricted stock target awards, computed in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock awards made during 2012 was equal to the closing price of our stock of $0.81 on the date of grant (May 8, 2012).

For 2012, the performance-based restricted stock awards are reported at the target number of shares, and the grant date fair value of such awards was valued at $0.81 per share based on the date of grant (May 8, 2012). The maximum payout for the performance-based restricted stock awards was 150% of target. However, the awards failed to meet the threshold level of attainment of relative total shareholder return (TSR) performance against total shareholder return of the Russell 2000 and accordingly there was zero payout. Amounts included in the Stock Awards column for 2012 that resulted in zero payout were as follows: Mr. Welch: $695,250; Mr. Barpoulis: $268,620; Mr. Saba: $210,000; Mr. Sewell: $290,460; and Mr. Van Namen: $267,600.

For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2012, Note 11 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2011, and Note 13 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2010.

(4)	The amounts shown in the Option Awards column represent the aggregate grant date fair value of option awards to the NEOs under the Company’s long-term incentive program, computed in accordance with

FASB ASC Topic 718. No options were granted in 2012 or 2011. Option awards were made on March 8, 2010 with a Black-Scholes value of $2.81 per share. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2010.

(5)	The amounts shown in the Non-Equity Incentive Plan Compensation column include annual incentive awards made to each of the NEOs based on the Compensation Committee’s evaluation of each officer’s performance during the year. The amounts shown for a fiscal year include cash annual incentives earned for that year and paid in the following year.

The amount for 2012 includes quarterly incentive awards made to each of the NEOs based on the Compensation Committee’s evaluation of performance against quarterly performance goals during the year. The amounts shown for 2012 include quarterly incentives earned during that year and include amounts paid in February 2013 for fourth quarter 2012 performance.

The amount for 2011 includes the amount earned by the NEOs during 2011 under the three-year Strategic Incentive Plan for the performance period January 1, 2011 through December 31, 2013. During 2011, 10% of the target three-year awards were earned based on performance against the two interim performance goals for 2011 under the plan. Actual payment of any awards under the three-year performance plan would not be made until early 2014, subject to the terms of the plan, including a requirement that the NEO continue to be employed on such payment date.

(6)

The amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation earnings column represent the change in the actuarial present value of the NEO’s accumulated benefits under the Employees’ Retirement Plan of USEC Inc., the USEC Inc. Pension Restoration Plan and the USEC Inc. 2006 Supplemental Executive Retirement Plan (or, in the case of Mr. Sewell, the 1999 Supplemental Executive Retirement Plan) at December 31, 2012 as compared to December 31, 2011. Mr. Welch’s benefit under the 2006 SERP is a percentage of his final average compensation. The percentage increased from zero to 30% when he reached five years of service and increased to 40% when he reached seven years of service, and will increase to 50% at ten years of service. However, the figure in the table was calculated as though the benefit accrued ratably between the 7th and 10th years of service in order to smooth the presentation of the figure from year to year. Accordingly, the figure shown somewhat overstates his benefit as of December 31, 2012. The increase from 2011 to 2012 reflects this ratable accrual (for Mr. Welch), an additional year of service for the other NEOs other than Mr. Sewell, a decrease in the lump sum rate from 4.66% to 4.55%, a decrease in the discount rate from 4.95% to 4.07%, and a reduction in the assumed period of time until benefit commencement. The actuarial present value of Mr. Sewell’s accumulated benefits under these plans as of December 31, 2010 decreased by $337,954 as compared to December 31, 2009, reflecting that Mr. Sewell had passed his normal retirement date. None of our plans provide for above-market earnings on deferred compensation amounts, and as a result, the amounts reported here do not reflect any such earnings.

(7)	The amounts shown in the All Other Compensation column for 2012 for Mr. Welch, Mr. Barpoulis, Mr. Saba and Mr. Van Namen include Company matching contributions of $10,000 made under the USEC Savings Program. The amount for Mr. Welch for 2012 also includes (a) a Company matching contribution of $23,535 made under the USEC Inc. Executive Deferred Compensation Plan, as included in the Nonqualified Deferred Compensation in Fiscal Year 2012 table; and (b) $31,341 for perquisites and other personal benefits received in 2012. Perquisites and other personal benefits for Mr. Welch for 2012 included: financial counseling, club membership dues, an annual physical, and spouse travel and related expenses. No one perquisite for Mr. Welch exceeded the greater of $25,000 or 10% of the total amount of these benefits.

The SEC’s calculation of total compensation, as shown in the 2012 Summary Compensation Table above, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below.

2012 Realized Compensation

Name	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value and Non- qualified Deferred Comp. Earnings	All Other Comp.	SEC Total	SEC Total without Unrealized Equity Awards (1)	W-2 Realized Comp. (2)
John K. Welch	$919,731	$0	$1,390,500	$1,761,300	$1,185,709	$64,876	$5,322,116	$4,626,866	$2,552,324
John C. Barpoulis	$449,867	$0	$492,470	$595,443	$282,123	$10,000	$1,829,903	$1,561,283	$1,038,699
Peter B. Saba	$434,683	$20,000	$378,000	$558,600	$260,904	$10,000	$1,662,187	$1,452,187	$971,474
Philip G. Sewell	$509,227	$0	$532,510	$643,855	$313,337	$0	$1,998,929	$1,708,469	$1,317,790
Robert Van Namen	$445,539	$0	$490,600	$593,180	$614,444	$10,000	$2,153,763	$1,886,163	$1,035,778

(1)	As described in footnote 3 to the 2012 Summary Compensation Table above, in accordance with SEC rules, the aggregate grant date fair value of target awards of performance-based restricted stock made during 2012, but that resulted in zero payout based on performance, were included in the Stock Awards column. As these awards were not earned, we have included the SEC Total Without Unrealized Equity Awards column to show total compensation for 2012 without these awards.

The amounts reported in the SEC Total Without Unrealized Equity Awards column differ substantially from the amounts reported in the SEC Total column required under SEC rules and are not a substitute for total compensation. The SEC Total Without Unrealized Equity Awards column represents total compensation, as determined under applicable SEC rules, minus the awards of performance-based restricted stock reported in the Stock Awards column, because the performance-based restricted stock was not earned.

(2)	The amounts shown in the W-2 Realized Compensation column shows compensation actually realized by each NEO, as reported on the NEO’s W-2 form for each of the years shown. The amounts reported in the W-2 Realized Compensation column differ substantially from the amounts reported in the SEC Total column required under SEC rules and are not a substitute for total compensation. For 2012, W-2 Realized Compensation represents: (1) total compensation, as determined under applicable SEC rules; minus (2) the aggregate grant date fair value of equity awards (as reported in the Stock Awards column); minus (3) the year-over-year change in pension value (as reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column); minus (4) NEO contributions to the USEC Savings Program and the Executive Deferred Compensation Plan and medical premiums that are deducted from income on a pretax basis; minus (5) Company matching contributions under the USEC Savings Program and the Executive Deferred Compensation Plan (as reflected in the All Other Compensation column); plus (6) the value realized from the vesting of restricted stock before payment of any applicable withholding taxes (as reflected in the Option Exercises and Stock Vested in Fiscal Year 2012 Table); and plus (7) imputed income from Company provided life insurance. In addition, W-2 Realized Compensation reflects any bonus or incentive compensation actually paid in the year shown, whereas total compensation under SEC rules reflects any bonus or incentive compensation earned for the year shown.

Grants of Plan-Based Awards in Fiscal Year 2012

The following table sets forth information concerning each grant of an award to a NEO in the year ended December 31, 2012 under any plan.

	Grant Date	Date of Compensation Committee Action (if different)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards(4)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
John K. Welch	4/25/12		$0	$927,000	$1,390,500
	4/13/12			$231,750
	4/25/12			$231,750
	7/25/12			$231,750
	10/24/12			$231,750
	5/08/12	4/13/12(5)				214,583	858,333	1,287,500		$695,250
	5/08/12	4/13/12(5)							858,333(6)	$695,250

John C. Barpoulis	4/25/12		$0	$313,390	$470,085
	5/08/12	4/13/12(5)				82,908	331,630	497,445		$268,620
	4/13/12			$78,348
	4/25/12			$78,348
	7/25/12			$78,348
	10/24/12			$78,348
	5/08/12	4/13/12(5)							276,358(6)	$223,850

Peter B. Saba	4/25/12		$0	$294,000	$441,000
	4/13/12			$73,500
	4/25/12			$73,500
	7/25/12			$73,500
	10/24/12			$73,500
	5/08/12	4/13/12(5)				64,815	259,259	388,889		$210,000
	5/08/12	4/13/12(5)							207,407(6)	$168,000

Philip G. Sewell	4/25/12		$0	$338,870	$508,305
	4/13/12			$84,718
	4/25/12			$84,718
	7/25/12			$84,718
	10/24/12			$84,718
	5/08/12	4/13/12(5)				89,648	358,593	537,890		$290,460
	5/08/12	4/13/12(5)							298,827(6)	$242,050

Robert Van Namen	4/25/12		$0	$312,200	$468,300
	4/13/12			$78,050
	4/25/12			$78,050
	7/25/12			$78,050
	10/24/12			$78,050
	5/08/12	4/13/12(5)				82,593	330,370	495,555		$267,600
	5/08/12	4/13/12(5)							275,309(6)	$223,000

(1)	Amounts shown are estimated future cash payouts for 2012 annual incentives based on performance against 2012 individual performance goals at the threshold (0%), target (100%) and maximum (150%) levels. Actual payouts of 2012 annual incentives were approved by the Compensation Committee in February 2013 and were 90% of target for each of the NEOs. These payouts are shown in the Non-Equity Incentive Plan Compensation column of the 2012 Summary Compensation Table.

(2)	Amounts shown are estimated future cash payouts for 2012 quarterly incentives based on performance against quarterly performance goals under the Quarterly Incentive Plan at target (100%) levels. Payouts of 2012 quarterly incentives were approved by the Compensation Committee in April 2012 (quarter ended March 31, 2012), July 2012 (quarter ended June 30, 2012), October 2012 (quarter ended September 30, 2012) and January 2013 (quarter ended December 31, 2012) and were 100% of target for each of the NEOs. These payouts are shown in the Non-Equity Incentive Plan Compensation column of the 2012 Summary Compensation Table.

(3)	Amounts shown are estimated future payouts of performance-based restricted stock awards based on relative performance during the period January 1, 2012 through December 31, 2012 against total shareholder return of the Russell 2000. NEOs were eligible to receive between 25% (threshold) to 150% (maximum) of their target award based on performance, with performance below threshold (25%) resulting in no award. USEC total shareholder return performance was below threshold, so no awards were earned in 2012.

(4)	The value of the stock awards is based on the fair value of such award on the grant date, computed in accordance with FASB ASC Topic 718.

(5)	These long-term incentive awards were granted by the Compensation Committee, effective as of a later date following the release of the Company’s financial results for the second quarter of 2012.

(6)	Includes shares of restricted stock granted to the NEOs in 2012 under the Company’s long-term incentive program. These shares will vest ratably over three years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End December 31, 2012

The following table sets forth information regarding unexercised options, stock that has not vested, and outstanding equity incentive plan awards as of the year ended December 31, 2012 for each of the NEOs. Awards granted prior to April 30, 2009 are governed by the USEC Inc. 1999 Equity Incentive Plan (the “1999 Plan”) and awards granted on or after April 30, 2009 are governed by the USEC Inc. 2009 Equity Incentive Plan (the “2009 Plan”). If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement (normal retirement or unreduced early retirement), or upon a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 1999 Plan will become vested. If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement, or is terminated by the Company without cause or by the executive with good reason coincident with or following a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 2009 Plan will become vested. In addition, if an executive becomes eligible for retirement, all of the executive’s shares of restricted stock granted under the 2009 Plan will become vested.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
John K. Welch	302,691		$5.86	3/03/13	1,046,894(1)	$554,854
	372,928		$3.72	3/04/14
	160,143	80,071(2)	$5.18	3/08/15
John C. Barpoulis	107,623		$5.86	3/03/13	342,586(3)	$181,571
	132,597		$3.72	3/04/14
	60,925	30,463(2)	$5.18	3/08/15
Peter B. Saba	17,492		$5.23	5/06/13	257,698(4)	$136,580
	81,768		$3.72	3/04/14
	37,011	18,505(2)	$5.18	3/08/15
Philip G. Sewell	50,000		$7.00	8/06/13	—	—
	126,457		$5.86	3/03/13
	155,801		$3.72	3/04/14
	66,904	33,452(2)	$5.18	3/08/15
Robert Van Namen	18,000		$7.00	8/06/13	341,537(5)	$181,015
	110,314		$5.86	3/03/13
	135,912		$3.72	3/04/14
	60,925	30,463(2)	$5.18	3/08/15

(1)	Shares of restricted stock vest as follows: 43,605 shares with a vesting date of March 1, 2013; 101,352 shares with a vesting date of March 8, 2013; 286,111 shares with a vesting date of May 8, 2013; 43,605 shares with a vesting date of March 1, 2014; 286,111 shares with a vesting date of May 8, 2014; and 286,111 shares with a vesting date of May 8, 2015.

(2)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of March 8, 2011, March 8, 2012, and March 8, 2013.

(3)	Shares of restricted stock vest as follows: 16,589 shares with a vesting date of March 1, 2013; 33,051 shares with a vesting date of March 8, 2013; 92,119 shares with a vesting date of May 8, 2013; 16,589 shares with a vesting date of March 1, 2014; 92,119 shares with a vesting date of May 8, 2014; and 92,120 shares with a vesting date of May 8, 2015.

(4)	Shares of restricted stock vest as follows: 12,597 shares with a vesting date of March 1, 2013; 25,097 shares with a vesting date of March 8, 2013; 69,135 shares with a vesting date of May 8, 2013; 12,597 shares with a vesting date of March 1, 2014; 69,136 shares with a vesting date of May 8, 2014; and 69,136 shares with a vesting date of May 8, 2015.

(5)	Shares of restricted stock vest as follows: 16,589 shares with a vesting date of March 1, 2013; 33,051 shares with a vesting date of March 8, 2013; 91,769 shares with a vesting date of May 8, 2013; 16,589 shares with a vesting date of March 1, 2014; 91,770 shares with a vesting date of May 8, 2014; and 91,770 shares with a vesting date of May 8, 2015.

Option Exercises and Stock Vested in Fiscal Year 2012

The following table sets forth information regarding each exercise of stock options and each vesting of restricted stock during the year ended December 31, 2012 for each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting(1)
John K. Welch	—	—	269,956	(2)	$359,600	(2)
John C. Barpoulis	—	—	88,351	(3)	$117,684	(3)
Peter B. Saba	—	—	66,870	(4)	$89,059	(4)
Philip G. Sewell	—	—	298,827	(5)	$242,050	(5)
Robert Van Namen	—	—	89,318	(6)	$119,028	(6)

(1)	Amounts reflect the closing market price of the stock on the day the stock vested.

(2)	Includes 86,928 shares withheld from Mr. Welch to satisfy taxes at an aggregate value of $115,794. Mr. Welch has not sold any of the remaining shares he acquired upon vesting of restricted stock during 2012.

(3)	Includes 31,754 shares withheld from Mr. Barpoulis to satisfy taxes at an aggregate value of $42,330. Mr. Barpoulis has not sold any of the remaining shares he acquired upon vesting of restricted stock during 2012.

(4)	Includes 22,064 shares withheld from Mr. Saba to satisfy taxes at an aggregate value of $29,411. Mr. Saba has not sold any of the remaining shares he acquired upon vesting of restricted stock during 2012.

(5)	Includes 104,441 shares withheld from Mr. Sewell to satisfy taxes at an aggregate value of $84,597. Mr. Sewell has not sold any of the remaining shares he acquired upon vesting of restricted stock during 2012.

(6)	Includes 32,094 shares withheld from Mr. Van Namen to satisfy taxes at an aggregate value of $42,803. Mr. Van Namen has not sold any of the remaining shares he acquired upon vesting of restricted stock during 2012.

Pension Benefits in Fiscal Year 2012

We maintain the Employees’ Retirement Plan of USEC Inc., a tax-qualified defined benefit plan that provides retirement benefits to eligible employees. Section 415 and Section 401(a)(17) of the Internal Revenue Code generally place a limit on the amount of annual pension that can be paid from a tax-qualified plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. We also maintain the USEC Inc. Pension Restoration Plan that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limits. We also maintain two supplemental executive retirement plans (each, a “SERP”) that provide additional retirement benefits to executives. They have been in place for many years and provide retention value. Mr. Welch, Mr. Barpoulis, Mr. Saba and Mr. Van Namen participate in the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) and Mr. Sewell is the sole active participant in the USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”). The USEC Inc. Pension Restoration Plan and the SERPs are unfunded and the claims of participants thereunder are unsecured in the event of insolvency.

The following table shows the present value of benefits that the NEOs are entitled to under the Employees’ Retirement Plan of USEC Inc. (the “Retirement Plan”), the USEC Inc. Pension Restoration Plan (the “Pension Restoration Plan”), and the applicable SERP. Mr. Saba was not vested in the Retirement Plan, the Pension Restoration Plan or the 2006 SERP as of December 31, 2012. However, he would be entitled to a minimum benefit under the 2006 SERP in the case of a change in control or death or disability as shown in the Potential Payments Upon Termination or Change in Control at Fiscal Year-End December 31, 2012 table.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)		Payments During Last Fiscal Year
John K. Welch	Retirement Plan	7 yrs., 2 mos.	$296,114		$0
	Pension Restoration Plan	7 yrs., 2 mos.	$2,345,634		$0
	2006 SERP	7 yrs., 2 mos.	$8,494,042	(2)	$0

	Total		$11,135,790		$0
John C. Barpoulis	Retirement Plan	7 yrs., 9 mos.	$224,366		$0
	Pension Restoration Plan	7 yrs., 9 mos.	$501,374		$0
	2006 SERP	7 yrs., 9 mos.	$331,151		$0

	Total		$1,056,891		$0
Peter B. Saba	Retirement Plan	4 yrs., 8 mos.	$160,517		$0
	Pension Restoration Plan	4 yrs., 8 mos.	$264,226		$0
	2006 SERP	4 yrs., 8 mos.	$142,209		$0

	Total		$566,952		$0
Philip G. Sewell	Retirement Plan	11 yrs., 8 mos.	$492,040		$0
	Pension Restoration Plan	11 yrs., 8 mos.	$1,320,314		$0
	1999 SERP	11 yrs., 8 mos.	$3,176,426		$0

	Total		$4,988,780		$0
Robert Van Namen	Retirement Plan	14 yrs.	$460,720		$0
	Pension Restoration Plan	14 yrs.	$1,066,039		$0
	2006 SERP	14 yrs.	$790,024		$0

	Total		$2,316,783		$0

(1)

In determining the present value of each participant’s pension benefit, a 4.07% discount rate is assumed. An assumed interest rate of 4.50% (4.53% for participants who are eligible to receive an immediate lump sum distribution) is used in converting Pension Restoration Plan, 2006 SERP and 1999 SERP annuities into lump sums. The lump sum interest rate is determined at the time of benefit commencement and reflects the unannualized Moody’s Aa index bond yield plus 75 basis points. For purposes of this table, the calculation assumes retirement at the earliest age at which unreduced benefits could be paid, including projected future service for eligibility purposes only.

(2)

Mr. Welch’s benefit under the 2006 SERP is a percentage of his final average compensation. The percentage increased from zero to 30% when he reached five years of service and to 40% when he reached seven years of service, and will increase to 50% at ten years of service. However, the figure in the table was calculated as though the benefit accrued ratably between the 7th and 10th years of service in order to smooth the presentation of the figure from year to year. Accordingly, the figure shown somewhat overstates his benefit as of December 31, 2012. The increase in Mr. Welch’s 2006 SERP benefit from 2011 to 2012 reflects this ratable accrual, an additional year of service, a decrease in the lump sum rate from 4.66% to 4.50%, a decrease in the discount rate from 4.95% to 4.07%, and a reduction in the assumed period of time until benefit commencement.

The Retirement Plan and Pension Restoration Plan benefits shown in the table above are net present values. All NEOs have elected a lump sum form of payment under the Pension Restoration Plan for benefits earned and vested after 2004. Pension Restoration Plan benefits earned prior to 2005 are payable as an annuity. As of December 31, 2012, benefits under the Retirement Plan are not payable as a lump sum (except that under the terms of the plan, Mr. Van Namen is eligible to receive a lump sum for any benefit accrued prior to 2001). The normal form of payment under the Retirement Plan is a single life annuity or a 50% joint and survivor annuity. Retirement benefits are calculated under the following three formulas, with the formula that gives the participant the largest benefit used for the final calculation:

•

Regular Formula:    The monthly benefit under the “Regular Formula” is calculated as 1.2% of final average monthly compensation (as described below) times years and months of credited service plus $110. There are no offsets to this benefit.

•

Alternate Formula:    The monthly benefit under the “Alternate Formula” is calculated as 1.5% of final average monthly compensation (as described below) times years and months of credited service minus 1.5% times actual or projected monthly primary Social Security benefit times years and months of credited service up to 33 1/3 years (up to a maximum of 50% of the actual or projected monthly Social Security benefit).

•

Minimum Formula:    The monthly benefit under the “Minimum Formula” is calculated as $5 multiplied by the first ten years and months of credited service, plus $7 multiplied by the next ten years and months of credited service, plus $9 times the years and months of credited service in excess of 20 years, plus 10% (less 1% per year of credited service less than 8) of the final average monthly compensation as calculated under the Regular Formula plus $110. There are no offsets to this benefit.

An employee’s final average monthly compensation (high 3 years out of the last 10 or, if greater, final 36 months) includes base salary plus annual incentive compensation and does not include the value of any award under the Company’s long-term incentive program. For periods beginning January 1, 2013, an executive’s Part A target award under the 2013 Quarterly Incentive Plan (which is intended to represent an executive’s historical target annual incentive compensation opportunity) will be used in calculating final average monthly compensation. Pension plan benefits are determined, in part, using the employee’s actual age and credited service. The normal retirement age under the Retirement Plan and Pension Restoration Plan is 65. An employee is eligible for early retirement without any reduction in benefits (1) if the employee has completed at least 10 years of service and has attained the age of 62; or (2) if the sum of the employee’s age and years of service equals 85 or greater. In addition, an employee is eligible for early retirement after completing 10 years of credited service and attaining the age of 50, with benefits reduced based on employee age and credited service, per the plan’s reduction factor schedule. As of December 31, 2012, Mr. Sewell was eligible for normal retirement. He was the only NEO eligible for normal or early retirement under the Retirement Plan and Pension

Restoration Plan. As a practice, the Company generally does not provide additional years of age or service and no NEO has been credited with additional years of age or service for purposes of computing a retirement benefit, under the Retirement Plan or the Pension Restoration Plan.

The 1999 SERP provides Mr. Sewell with an annual benefit in the form of a monthly annuity equal to 55% of final average compensation, with offsets for (1) any benefits received under the Company’s other retirement programs and any U.S. federal governmental retirement program to which the Company has contributed on the participant’s behalf; and (2) Social Security benefits should the participant be eligible for such benefit. Mr. Sewell elected to receive a lump sum that is the actuarial equivalent of the above-described annuity for benefits earned and vested after 2004. Final average compensation for this purpose includes base salary and annual incentive compensation earned for the three years preceding the participant’s date of termination, divided by three. For periods beginning January 1, 2013, Mr. Sewell’s Part A target award under the 2013 Quarterly Incentive Plan (which is intended to represent his historical target annual incentive compensation opportunity) will be used in calculating final average compensation. As of December 31, 2012, Mr. Sewell was eligible for normal retirement under the 1999 SERP.

Participants in the 2006 SERP will generally accrue a monthly supplemental retirement benefit equal to 2.5% of their final average compensation for each year of service, to a maximum benefit equal to 50% of the final average compensation after 20 years of service. Mr. Welch’s 2006 SERP benefit is equal to 40% of his final average compensation based on his 7 years, 2 months of service as of December 31, 2012. With ten years of service, this benefit increases to 50% of final average compensation. Final average compensation under the 2006 SERP includes salary and annual incentive compensation paid (or vested, in the case of restricted stock) for the three years preceding the participant’s date of termination. For periods beginning January 1, 2013, an executive’s Part A target award under the 2013 Quarterly Incentive Plan (which is intended to represent his historical target annual incentive compensation opportunity) will be used in calculating final average compensation. The normal retirement age under the 2006 SERP is 62. Benefits are reduced by 6% (3% for Mr. Welch) for each year the executive commences payment of benefits prior to age 62. Monthly benefits payable under the 2006 SERP to participants are offset by the amount the participant is eligible to receive under the Company’s other retirement plans and Social Security. Participants are generally vested in their benefits under the 2006 SERP after five years of service, although vesting will be accelerated in the event of the participant’s death or termination of employment as a result of disability or in the event of a change in control of the Company. A minimum monthly supplemental retirement benefit equal to 10% of final average compensation applies where vesting is so accelerated.

Benefits under the 2006 SERP are generally payable to a participant in the form of a lump sum (or an annuity at the election of the participant within the first 30 days of participation) when the participant terminates, but no earlier than age 55 (age 60 for Mr. Welch), except in the case of disability or death. All NEOs participating in the 2006 SERP have elected a lump sum. Where a participant is terminated for cause (as defined in the 2006 SERP) or where a participant violates certain restrictive covenants, the participant’s benefits will be forfeited whether or not then vested and subject to repayment to the Company to the extent already paid to the participant.

Nonqualified Deferred Compensation in Fiscal Year 2012

During 2012, NEOs had the opportunity to participate in the USEC Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan was suspended, effective January 1, 2013. The Deferred Compensation Plan is intended to be a non-qualified deferred compensation plan that complies with the regulations of Section 409A of the Internal Revenue Code of 1986, as amended. Participation in the Deferred Compensation Plan is not limited to the Company’s officers but also includes a select group of management and highly compensated employees. Mr. Welch participated in the Deferred Compensation Plan in 2012. Participants in the Deferred Compensation Plan may elect to defer up to a maximum of 90% of base salary and a maximum of 100% of cash bonus amounts received through the Company’s incentive compensation programs. The Company matches participant contributions under the Deferred Compensation Plan at the rate that would apply if they had been contributed to the USEC Savings Program without regard for any statutory limitations, reduced by amounts contributed to the USEC Savings Program. A participant may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as a separation from service, disability, death, or in-service distribution on a specified date, change in control or an unforeseeable emergency all as defined in the plan. Distributions from the Deferred Compensation Plan will be made in cash in a lump sum, annual installments, or a combination of both, in the manner elected by the participant and provided for in the plan. Deferred Compensation Plan accounts are deemed to be invested in a number of mutual funds made available for designation by the participant.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
John K. Welch	$58,838	$23,535	$102,198	—	$1,053,255
John C. Barpoulis	—	—	—	—	—
Peter B. Saba	—	—	—	—	—
Philip G. Sewell	—	—	—	—	—
Robert Van Namen	—	—	$40,052	$10,866	$280,579

(1)	Amount represents executive’s contributions to the Deferred Compensation Plan. For Mr. Welch, the amount represented the deferral of a portion of his 2011 annual incentive award paid in 2012. This amount was included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column for 2011.

(2)	Amount represents the Company’s contributions to the Deferred Compensation Plan. These amounts are included in the 2012 Summary Compensation Table in the All Other Compensation column.

(3)	Amount represents earnings (losses) on the Deferred Compensation Plan during 2012.

(4)	Amount represents the aggregate balance for the NEOs as of December 31, 2012 under the Deferred Compensation Plan. In addition to the amounts for 2012, this column includes the current value of the executive’s contributions to the Deferred Compensation Plan and a predecessor plan previously reported as compensation to the NEOs in the Summary Compensation Table in previous years as follows: Mr. Welch $590,953; and Mr. Van Namen $120,326. In addition to the amounts for 2012, amount includes the Company’s contributions to the Deferred Compensation Plan and a predecessor plan previously reported as compensation in the Summary Compensation Table in previous years as follows: Mr. Welch $222,864; and Mr. Van Namen $94,082.

Potential Payments Upon Termination or Change in Control

The table at the end of this section shows potential payments to our NEOs under agreements, plans or arrangements as in effect during 2012 for various scenarios involving a termination of employment or a change in control of the Company. The table assumes a December 31, 2012 change in control and termination date and is based on the NEOs’ compensation and service levels as of that date. Where applicable, the table uses the closing price of our common stock of $0.53 as reported on the New York Stock Exchange as of December 31, 2012. The benefits in the table below are in addition to certain benefits available generally to salaried employees, such as accrued salary and vacation pay and distributions of plan balances under the USEC Savings Program.

Due to the number of factors that affect the nature and amounts of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Payments Made Upon Termination

Under the USEC Inc. Executive Severance Plan, if an executive officer is terminated by the Company without cause, he is eligible to receive the following:

•	a prorated share of his current incentive (payable at the end of the performance period based on actual performance) up to the date of termination;

•	a lump sum cash severance (the “Lump Sum Cash Severance Benefit”); and

•

continuation of medical and dental coverage as well as life insurance (“Continuing Severance Benefits”) paid for by the Company for a period of time after termination (the “Severance Period”) (or until he receives similar coverage from a subsequent employer, whichever occurs first) and outplacement assistance services.

As of December 31, 2012, the Lump Sum Cash Severance Benefit for each of the NEOs was equal to one times annual base salary and bonus and the Severance Period was one year. Severance benefits are contingent upon the executive executing a release and agreeing to comply with certain restrictive covenants relating to non-competition and non-solicitation of Company employees during the Severance Period. Under the Executive Severance Plan, no severance is paid to an employee who is terminated for cause or who resigns voluntarily, including retirement.

Effective January 1, 2013, the Executive Severance Plan was amended and restated to provide for a temporary enhanced severance benefit. The amendment to the Executive Severance Plan temporarily (1) increases the Lump Sum Cash Severance Benefit for the NEOs from one times annual base salary and bonus to two times annual base salary and bonus; and (2) increases the Severance Period during which the executive is entitled to Continuing Severance Benefits from one year to two years. Under the Executive Severance Plan, these increased benefits will expire January 1, 2015. The amendment also extended the duration of the restrictive covenants relating to non-competition and non-solicitation from one year to two years to be aligned with the Severance Period. This will also revert back to one year effective January 1, 2015.

Payments Made Upon a Change in Control

The Company has entered into change in control agreements with each of the NEOs. The change in control agreements as in effect during 2012 provide each NEO with the following benefits (in lieu of any severance benefits under the Executive Severance Plan described above) if there is a change in control of the Company and within a protected period beginning three months before and ending three years after that change in control (the “protected period”), the Company terminates the executive’s employment without cause or the executive terminates his employment for “good reason” (as defined in the agreement):

•

a cash lump sum payment of his unpaid base salary through the date of termination, plus all other amounts to which he was entitled under any of the Company’s compensation or benefit plans under the terms of such plans;

•

a cash lump sum payment equal to two and a half times the sum of his annual base salary and bonus (the “Change in Control Lump Sum Benefit”) (the executive’s bonus is generally the average of the three most recent annual incentive bonuses paid to the executive prior to the date of termination);

•

continuation of life, accident and health insurance benefits (“Continuing Change in Control Benefits”) for him and his dependents for two and a half years following such termination of employment (the “Covered Period”) or, if sooner, until he is covered by comparable programs of a subsequent employer;

•	two and a half additional years of service for purposes of retirement plan benefits under the SERPs (the “Additional Pension Credit”); and

•

if the executive receives payments, whether or not under his or her agreement that would subject him to any federal excise tax due under Section 4999 of the Internal Revenue Code, either his severance payments would be reduced so as not to trigger the excise tax or, if it would produce a larger net benefit, the executive will receive a cash payment equal to the amount of the excise tax, which would partially reimburse the executive for the amount of the tax (an “Excise Tax Gross-Up”).

In order to receive these benefits, the executive must comply with the non-competition, non-solicitation and confidentiality provisions of the change in control agreement during the term of the agreement and during the Covered Period. For purposes of the 280G calculation we have not assumed that any amounts will be discounted as attributable to reasonable compensation or that any value will be attributed to executive’s being bound by the agreements regarding non-competition, non-solicitation and confidentiality contained in their change in control agreements, because these amounts are too subject to the facts and circumstances in place at the time of payment to be capable of valuation.

The change in control agreements for the NEOs were revised, effective January 1, 2013, to: (1) reduce the Change in Control Lump Sum Benefit for the NEOs from two and a half times annual base salary and bonus to two times annual base salary and bonus; (2) reduce the Covered Period during which the executive is entitled to Continuing Change in Control Benefits from two and a half years to two years; and (3) to eliminate the Additional Pension Credit and the Excise Tax Gross-Up.

Equity Awards

Awards granted prior to April 30, 2009 are governed by the USEC Inc. 1999 Equity Incentive Plan (the “1999 Plan”) and awards granted on or after April 30, 2009 are governed by the USEC Inc. 2009 Equity Incentive Plan (the “2009 Plan”). If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement (normal retirement or unreduced early retirement), or upon a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 1999 Plan will become vested. If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement, or is terminated by the Company without cause or by the executive with good reason coincident with or following a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 2009 Plan will become vested. In addition, if an executive becomes eligible for retirement, all of the executive’s shares of restricted stock granted under the 2009 Plan will become vested. If the executive’s employment is terminated for cause or if the executive voluntarily terminates employment (other than by retirement), all of the executive’s restricted stock and unvested stock options will be cancelled and forfeited.

The table below includes the intrinsic value (that is, the value based on the closing price of the Company’s stock of $0.53 as reported on the New York Stock Exchange as of December 31, 2012 and, in the case of options, less the exercise price) of stock options and restricted stock that would become exercisable or vested if the NEO terminated employment as of December 31, 2012. As of December 31, 2012, all unvested stock options held by the NEOs had exercise prices that were greater than the closing price of our common stock of $0.53 and so had no intrinsic value.

Retirement Benefits

The Pension Benefits in Fiscal Year 2012 table describes the general terms of each retirement plan in which the NEOs participate, the years of credited service and the present value of each NEO’s accumulated pension benefit. The table below includes the present value of benefits under the Employees Retirement Plan of USEC Inc. (the “Retirement Plan”), the USEC Inc. Pension Restoration Plan (the “Pension Restoration Plan”), the USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”), and the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) that would have become payable if the NEO had terminated employment as of December 31, 2012.

Potential Payments Upon Termination or Change in Control at Fiscal Year-End December 31, 2012

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (1)	Involuntary Not for Cause Termination	Involuntary For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
John K. Welch
Severance Payments(2)	$0	N/A	$1,692,825	$0	$4,232,063		$0
Equity Awards	$0	N/A	$554,854	$0	$554,854		$554,854
Retirement Plan(3)	$285,489	N/A	$285,489	$285,489	$285,489		$134,962
Pension Restoration Plan(3)	$0	N/A	$0	$0	$0		$0
2006 SERP(4)	$10,564,353	N/A	$10,564,353	$0	$10,564,353	(8)	$10,777,194
280G Tax Gross-up	$0	N/A	$0	$0	$0		$0
Continuing Benefits(5)	$0	N/A	$47,056	$0	$117,640		$0

Total	$10,849,842		$13,144,577	$285,489	$15,754,399		$11,467,010

John C. Barpoulis
Severance Payments(2)	$0	N/A	$750,277	$0	$1,875,692		$0
Equity Awards	$0	N/A	$181,571	$0	$181,571		$181,571
Retirement Plan(3)	$87,893	N/A	$87,893	$87,893	$87,893		$40,536
Pension Restoration Plan(3)	$0	N/A	$0	$0	$0		$0
2006 SERP(4)	$803,679	N/A	$803,679	$0	$1,142,577	(8)	$767,001
280G Tax Gross-up	$0	N/A	$0	$0	$0		$0
Continuing Benefits(5)	$0	N/A	$36,012	$0	$90,030		$0

Total	$891,572		$1,859,432	$87,893	$3,377,763		$989,108

Peter B. Saba
Severance Payments(2)	$0	N/A	$711,264	$0	$1,778,160		$0
Equity Awards	$0	N/A	$136,580	$0	$136,580		$136,580
Retirement Plan(3)	$0	N/A	$0	$0	$0		$0
Pension Restoration Plan(3)	$0	N/A	$0	$0	$0		$0
2006 SERP(4)	$0	N/A	$0	$0	$840,556	(8)	$782,508
280G Tax Gross-up	$0	N/A	$0	$0	$0		$0
Continuing Benefits(5)	$0	N/A	$35,444	$0	$88,610		$0

Total	$0		$883,288	$0	$2,843,906		$919,088

Philip G. Sewell
Severance Payments(2)	$0	$0	$788,480	$0	$1,971,200		$0
Equity Awards	$0	$0	$0	$0	$0		$0
Retirement Plan(3)	$492,040	$492,040	$492,040	$492,040	$492,040		$255,254	(7)
Pension Restoration Plan(3)	$1,320,314	$1,320,314	$1,320,314	$1,320,314	$1,320,314		$1,233,390	(7)
1999 SERP(6)	$3,176,426	$3,176,426	$3,176,426	$0	$3,176,426	(8)	$1,647,825
280G Tax Gross-up	$0	$0	$0	$0	$0		$0
Continuing Benefits(5)	$0	$0	$32,656	$0	$81,640		$0

Total	$4,988,780	$4,988,780	$5,809,916	$1,812,354	$7,041,620		$3,136,469

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (1)	Involuntary Not for Cause Termination	Involuntary For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability

Robert Van Namen
Severance Payments(2)	$0	N/A	$760,021	$0	$1,900,052		$0
Equity Awards	$0	N/A	$181,015	$0	$181,015		$181,015
Retirement Plan(3)	$423,652	$423,652	$423,652	$423,652	$423,652		$216,579	(7)
Pension Restoration Plan(3)	$149,296	$149,296	$149,296	$149,296	$149,296		$75,721	(7)
2006 SERP(4)	$1,548,701	N/A	$1,548,701	$0	$1,937,063	(8)	$1,509,517
280G Tax Gross-up	$0	N/A	$0	$0	$0		$0
Continuing Benefits(5)	$0	N/A	$38,786	$0	$96,965		$0

Total	$2,121,649	$572,948	$3,101,471	$572,948	$4,688,043		$1,982,832

(1)	As of December 31, 2012, Mr. Sewell is eligible for normal retirement in the Retirement Plan, the Pension Restoration Plan and the 1999 SERP. No other NEO is eligible for an early or normal retirement under any of the Company’s retirement programs as of December 31, 2012.

(2)	In calculating the Severance Payment, the final average bonuses for the NEOs do not include each executive’s 2012 annual incentive bonus because annual incentive bonuses for 2012 had not been determined or paid as of December 31, 2012. The final average bonuses for the NEOs were based on the average of any bonuses paid for 2011, 2010 and 2009.

(3)	Mr. Barpoulis, Mr. Sewell, Mr. Van Namen and Mr. Welch are vested under the Retirement Plan and the Pension Restoration Plan as of December 31, 2012. Mr. Barpoulis (age 48 at December 31, 2012) is not yet eligible for retirement but will be eligible to commence a reduced pension at age 50. Mr. Sewell (age 66 as of December 31, 2012) is eligible for normal retirement and would commence an immediate unreduced benefit upon termination. Mr. Van Namen (age 51 as of December 31, 2012) is not yet eligible for retirement but is eligible for immediate commencement of benefits accrued prior to 2001, payable as a lump sum. Mr. Van Namen is eligible to commence a reduced pension for benefits accrued after 2000. Mr. Welch (age 62 as of December 31, 2012) is eligible to commence an immediate, reduced pension, payable as an annuity. Amounts shown are the actuarial present value of annuity payments and lump sums, as applicable. The present value of accumulated benefits is calculated using the assumptions under FASB ASC Topic 715-30 as shown in Note 12 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2012.

(4)	Mr. Welch, Mr. Barpoulis and Mr. Van Namen are the only NEOs vested under the 2006 SERP. Accrued SERP benefits are forfeited upon a termination for cause. Mr. Welch is eligible for immediate lump sum benefits. Mr. Barpoulis and Mr. Van Namen are ineligible to commence payment so their amounts represent the present value of an age 55 lump sum payment. Lump sum death benefits are payable immediately. The 2006 SERP provides for a minimum benefit objective of 10% of final average pay (20% in the case of Mr. Welch) in the case of a change in control or death or disability. Amounts for all executives represent the present value of accrued benefits payable in lump sum form. The present value of accumulated benefits is calculated using the assumptions under FASB ASC Topic 715-30 as shown in Note 12 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2012.

(5)	Includes (a) the cost of continuation of medical, dental and life insurance benefits for a period of one year following termination of employment in the case of an involuntary not for cause termination; and (b) the cost of continuation of medical, dental, life insurance and disability benefits for a period of 2.5 years following termination of employment in the case of a change in control. Amounts vary by executive based on their specific benefit elections.

(6)

Mr. Sewell is the only NEO with benefits under the 1999 SERP. Mr. Sewell is eligible to commence an immediate, unreduced benefit upon termination. Benefits accrued prior to 2005 are payable in the form of an annuity and post-2004 benefits are payable as a lump sum. Accrued 1999 SERP benefits are forfeited upon a termination for cause. The amount shown is the actuarial present value of life annuity and lump sum payments. Death benefits are 50% of Mr. Sewell’s pre-2005 accrued benefit and 100% of his post-2004 accrued benefit, with survivor benefits payable as an annuity. In the case of disability, Mr. Sewell would retire and so his amounts under the 1999 SERP would be the same as shown for Mr. Sewell in the column “Retirement.” The present value of accumulated benefits is calculated using the assumptions under FASB ASC Topic 715-30 as shown in Note 12 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2012.

(7)	In the case of death, Mr. Welch’s, Mr. Barpoulis’, Mr. Sewell’s and Mr. Van Namen’s beneficiaries would be entitled to survivor annuity benefits under the Retirement Plan and the Pension Restoration Plan. Mr. Welch’s, Mr. Sewell’s and Mr. Van Namen’s beneficiaries would be eligible to commence survivor benefits immediately and Mr. Barpoulis’ beneficiary’s survivor benefit would commence on the date he would have reached age 50. Mr. Welch’s and Mr. Barpoulis’ survivor’s benefit is the 50% survivor portion of a joint and survivor annuity and is reduced for early commencement. Mr. Sewell’s survivor benefit is 50% of the amount Mr. Sewell would receive in the form of a single life annuity. Mr. Van Namen’s survivor’s benefit is 50% of the amount Mr. Van Namen would receive in the form of a single life annuity and is reduced for early commencement, subject to a minimum survivor benefit of 25%. Benefits accrued and vested after December 31, 2004 in the Pension Restoration Plan are payable as a lump sum. In the case of disability, each of the executives (except Mr. Sewell) would continue to accrue service during periods of disability rather than commence a retirement benefit. Since Mr. Sewell is eligible for normal retirement, in the case of disability, he would not continue to accrue service but would retire and so his amounts under the Retirement Plan and Pension Restoration Plan would be the same as what is included for Mr. Sewell in the column “Retirement.”

(8)	Change in control agreements as of December 31, 2012 provided for an additional 2.5 years of service for vesting, eligibility and benefit accrual for the executive’s retirement benefits. This is provided through the executive’s SERP benefit and accordingly, amount reflects gross benefit with 2.5 year service enhancement, less vested accrued benefits under the Retirement Plan and the Pension Restoration Plan. This additional pension credit was eliminated, effective January 1, 2013.

PROPOSAL 2.    ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

This year, our stockholders are being given the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to enable us to attract and retain highly talented individuals. Our executive compensation program is built on a strong governance framework and pay-for-performance philosophy. Key design elements and features of this program are described in the Compensation Discussion and Analysis and include:

•	Our Compensation Committee exercises strong oversight of all elements of executive compensation;

•	Base salary in 2012 represented 30% or less of each NEO’s total direct compensation opportunity (22% for the CEO), with the remainder of compensation being variable or “at risk;”

•	The Committee uses an independent compensation consultant;

•

Based on a comprehensive pay-for-performance analysis conducted by the compensation consultant during 2012, the CEO’s realized compensation was below the 25th percentile of the Company’s Peer Group, a result that is within a range of the Company’s performance relative to its Peer Group;

•	USEC’s Peer Group was revised during 2012 to remove three larger companies;

•	Our NEOs’ stock ownership in all cases exceeds the stock ownership guidelines;

•	Our insider trading policy includes a “no-hedging” policy that prohibits employees and directors from hedging the economic interest in the USEC shares they hold;

•	Our equity incentive plan includes a compensation recovery or “clawback” provision that applies to all equity plan participants;

•	Our NEOs have only very limited perquisites – including financial planning and executive physicals — which benefit the Company as well as the NEOs;

•	There are no employment agreements with NEOs and severance is limited to two times base salary and bonus;

•

Change in control agreements are “double-trigger” requiring both a change in control and a separation from service within a specified period to receive benefits. These agreements provide for automatic renewal to protect employees; however, we retain the ability to terminate the agreements with sufficient notice;

•

Excise tax-gross ups have been eliminated from all change in control agreements, effective January 1, 2013; change in control benefits for the NEOs were also reduced from 2.5 times base salary and bonus to 2 times base salary and bonus; and

•	We have a strong risk management program with specific responsibilities assigned to the Board and its committees, and consideration of avoiding excessive risk in compensation decisions.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2013 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary to address those concerns. Taking into account the advisory vote of stockholders regarding the frequency of future say-on-pay votes at our 2011 annual meeting of stockholders, our current policy is to hold an annual advisory vote on executive compensation. Accordingly, the next advisory vote to approve our executive compensation will occur at the 2014 annual meeting of stockholders.

The Board recommends voting FOR the approval of our executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3:    AMENDMENT TO THE COMPANY’S

CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND AUTHORIZED SHARE REDUCTION

USEC has been a publicly traded company since 1998 and its shares have been listed on the New York Stock Exchange (“NYSE”) (symbol: USU). USEC has approximately 124,001,162 shares of common stock, par value $.10 per share, issued and outstanding as of April 29, 2013. On May 8, 2012, we received notice from the NYSE that the average closing price of our common stock was below the NYSE’s continued listing criteria relating to minimum share price. Rule 802.01C of the NYSE’s Listed Company Manual requires that a company’s common stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period. In accordance with the NYSE’s rules, on May 14, 2012, we provided written notice to the NYSE of our intent to cure this deficiency, including, if necessary through a reverse stock split. We had six months from receipt of the notice to regain compliance with the NYSE’s price criteria or by no later than our next annual meeting of stockholders if stockholder approval is required as is the case with a reverse stock split. We have been unable to cure the price deficiency to date.

In January and March 2013, the Board adopted resolutions (1) recommending an amendment to our certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split as described below, together with a corresponding reduction in our authorized shares of common stock; and (2) directing that a proposal to approve the reverse stock split and authorized share reduction be submitted to our stockholders for approval. If our stockholders approve the reverse stock split and we effectuate the reverse stock split to cure the condition, the condition will be deemed cured if our closing share price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days. However, we have no assurance that the Reverse Stock Split, if effectuated, will cause our share price to improve as expected. We also have no assurance that our common stock will not be delisted for other reasons as described below under “Certain Risks Associated with the Reverse Stock Split.”

If approved by our stockholders, the reverse stock split would allow the Board to effect a reverse stock split of our common stock, pursuant to which shares of our common stock would be combined and reclassified into one share of common stock at a ratio within the range from 1-for-10 to 1-for-30. If the stockholders were to approve this proposal and the Board was to proceed with the reverse stock split, the Board, in its sole discretion, would select a reverse stock split ratio within this range. In approving this proposal, stockholders would also be approving a decrease in our authorized shares of common stock from 250,000,000 to 25,000,000 if the Board implements the reverse stock split. Any reverse stock split and proposed reduction in our authorized shares of common stock may be abandoned at any time prior to the effectiveness of the filing of the Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware.

If this proposal is approved by the stockholders, the Board will have the authority, in its sole determination, without any further action necessary by the stockholders, to effect a reverse stock split within the range set forth above, as determined by the Board. The exact timing of the filing of the reverse stock split will be as soon as the filing can be made following the approval of stockholders. However, the Board reserves the right, notwithstanding the stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time, prior to filing the Certificate of Amendment, the Board, in its sole discretion determines that it is no longer in USEC’s best interests and the best interests of the stockholders to proceed with the reverse stock split.

The form of the proposed amendment to our Certificate of Incorporation to effect the reverse stock split and the proposed decrease in our authorized number of shares of common stock is attached to this Proxy Statement as Annex A.

At the close of business on April 29, 2013, we had 124,001,162 of common stock issued and outstanding. Based on the number of shares of common stock currently issued and outstanding, immediately following the completion of the reverse stock split, and, for illustrative purposes only, assuming a 1-for-20 reverse stock split, we would have approximately 6.2 million shares of common stock issued and outstanding (without giving effect to the treatment of fractional shares). The actual number of shares outstanding after giving effect to the reverse stock split will depend on the reverse split ratio that is ultimately selected by our Board. We do not expect the reverse stock split itself to have any economic effect on our stockholders, debt holders or holders of options or restricted stock, except to the extent the reverse stock split will result in fractional shares as discussed below.

Reasons for the Reverse Stock Split

The Board believes that the reverse stock split, if implemented, would have the effect of increasing the price of our common stock in order to regain compliance with the NYSE’s continued listing criteria related to minimum share price. A delisting of our common stock by the NYSE and the failure of our common stock to be listed on another national exchange could have significant adverse consequences. A delisting would likely have a negative effect on the price of our common stock and would impair stockholders’ ability to sell or purchase our common stock. As of December 31, 2012, we had $530 million of convertible notes outstanding. A “fundamental change” is triggered under the terms of our convertible notes if our shares of common stock are not listed for trading on any of the NYSE, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market. Our receipt of a NYSE continued listing standards notification described above did not trigger a fundamental change. If a fundamental change occurs under the convertible notes, the holders of the notes can require us to repurchase the notes at par for cash. We do not have adequate cash to repurchase the notes. A failure by us to offer to repurchase the notes or to repurchase the notes after the occurrence of a fundamental change is an event of default under the indenture governing the notes. In addition, the occurrence of a fundamental change under the convertible notes that permits the holders of the convertible notes to require a repurchase for cash is an event of default under our credit facility. Accordingly, the exercise of remedies by holders of our convertible notes or lenders under our credit facility as a result of a delisting would have a material adverse effect on our liquidity and financial condition and could require us to file for bankruptcy protection. Accordingly, we believe that stockholder approval of the reverse stock split is in USEC’s and our stockholders’ best interests.

Potential Increased Investor Interest

In addition to bringing the price of our common stock back above $1.00, we also believe that the reverse stock split will make our common stock more attractive to a wider range of institutional and other investors. The current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, some investors may view the reverse stock split negatively since it reduces the number of shares of common stock available in the public market.

Reasons for the Decrease in Authorized Shares

At present, we do not have any plans or arrangements to issue additional shares of common stock other than shares currently reserved for issuance under our existing equity incentive plans, upon conversion of our outstanding convertible notes and pursuant to our agreement with our preferred stock investors Toshiba Corporation and Babcock & Wilcox Investment Company. Nonetheless, the Board believes the reverse stock split warranted reconsideration of the total number of shares of common stock authorized for future issuance of our Certificate of Incorporation.

As a matter of Delaware law, implementation of the reverse stock split does not require a change in the total number of shares of our stock authorized under our Certificate of Incorporation. Despite this fact, the Board carefully considered whether such a change was in the best interests of stockholders and concluded that the Company’s authorized common shares should be reduced. Delaware law requires that the actual number of authorized shares be stated in the form of Certificate of Amendment approved by the Board and the stockholders. Therefore, the Board determined to reduce the Company’s outstanding authorized shares to 50,000,000 and authorized outstanding common shares to 25,000,000. The Board did not reduce the number of authorized preferred shares which remains at 25,000,000. The Board believes that this reduction strikes the right balance between having an unnecessarily large number of shares available for issuance, and having too few shares available for issuance.

Certain Risks Associated with the Reverse Stock Split

Reducing the number of outstanding shares of common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, including our financial results, market conditions and the market perception of our business could adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. If the reverse stock split is effectuated, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

We also have no assurance that even if we regain compliance with the NYSE minimum share price requirement that we will continue to be in compliance with other NYSE listing standards. On April 30, 2013, we received notice from the NYSE that the decline in USEC’s total market capitalization has caused it to be out of compliance with one of the NYSE’s continued listing standards. Rule 802.01B of the NYSE’s Listed Company Manual requires that a company maintain an average market capitalization of not less than $50 million over a consecutive 30 trading-day period where the Company’s total stockholders’ equity is less than $50 million. In mid-April 2013, USEC’s average market capitalization fell below $50 million, and the Company’s had a stockholders’ deficit of $472.9 million as of December 31, 2012 following the expense of $1.1 billion of previously capitalized work in process costs related to the American Centrifuge project. Under applicable NYSE rules, we have 45 days from the receipt of the notice to submit a plan advising the NYSE of definitive action we have taken, or are taking, that would bring us into conformity with the market capitalization listing standards within 18 months of receipt of the letter. If the NYSE accepts the plan, our common stock will continue to be listed on the NYSE during the 18 month cure period, subject to the compliance with other NYSE continued listing standards and continued periodic review by the NYSE of our progress with respect to the plan. If the plan is not submitted on a timely basis, is not accepted, or is accepted but we do not make progress consistent with the plan during the plan period, we will be subject to suspension and delisting from the NYSE. In addition, the NYSE can at any time suspend trading in a security and delist the stock if it deems it necessary for the protection of investors.

The NYSE can take accelerated listing action if our common stock trades at levels viewed to be “abnormally low” over a sustained period of time. We would also be subject to immediate suspension and de-listing from the NYSE if our average market capitalization is less than $15 million over a consecutive 30 trading-day period or if we were to announce an intent to file under any of the sections of the bankruptcy law at a time when we were below any of the continued listing standards. Even if we meet the numerical listing standards above, the NYSE reserves the right to assess the suitability of the continued listing of a company on a case-by-case basis whenever it deems it appropriate and will consider factors such as unsatisfactory financial conditions and/or operating results or inability to meet debt obligations or adequately finance operations.

Effects of the Reverse Stock Split

General

If the reverse stock split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio selected by our Board. Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE. Following the reverse stock split, our common stock will continue to be listed on the NYSE under the symbol “USU,” although it would receive a new CUSIP number.

Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split. If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential effects are outweighed by the benefits to the Company of the reverse stock split.

Effectiveness of the Reverse Stock Split

If our stockholders approve the reverse stock split and the Board elects to implement the reverse stock split, the reverse stock split and the corresponding reduction in authorized shares would be effective following the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”).

Effect on the Company’s Stock Plans

As of December 31, 2012, we had approximately 2,778,100 shares of common stock subject to stock options and approximately 1,012,520 restricted stock units outstanding under our stock incentive plans. Under the USEC Inc. 1999 Equity Incentive Plan and the USEC Inc. 2009 Equity Incentive Plan (the “Plans”), the Compensation Committee has sole discretion to determine the appropriate adjustment to the awards granted under the Plans in the event of a reverse stock split subject only to certain requirements that such adjustments be made in conformance with the tax laws governing such awards. If the reverse stock split is effected, proportionate adjustments will be made to the number of shares outstanding and available for issuance under the Plans and to the exercise price, grant price or purchase price relating to any award under the Plans. The Compensation Committee will determine the treatment of fractional shares subject to stock options and unvested restricted stock under the Plans and any rounding necessary in the exercise price of any stock options.

Accordingly, if the reverse stock split is approved by our stockholders and subsequently effected by our Board, following the filing of the Certificate of Amendment with the Delaware Secretary of State, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price, grant price or purchase price relating to any award under the Plans will be proportionately adjusted using the reverse stock split ratio selected by our Board (subject to the treatment of fractional shares to be determined by our Compensation Committee). Any other changes necessary, desirable or appropriate to give effect to the reverse stock split, including any applicable technical or conforming changes to our Plans will be effected. For example, if a 1-for-20 reverse stock split is effected, the approximately 2,829,800 shares that remain available for issuance under the Plans as of December 31, 2012, would be adjusted to approximately 141,490 shares, subject to increase as and when awards made under such Plans expire or are forfeited and are returned per the terms of such Plans. In addition, the exercise price per share under each stock option would be increased by a multiple of 20, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For illustrative purposes only, an outstanding stock option for 3,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 1-for-20 split ratio into an option exercisable for 150 shares of common stock at an exercise price of $20.00 per share.

Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock

Currently, we are authorized to issue up to a total of 275,000,000 shares, comprising 250,000,000 shares of common stock, of which 124,001,162 shares were issued and outstanding as of April 29, 2013, and 25,000,000 shares of preferred stock (“Preferred Stock”). Coincident with effecting the reverse stock split, we will reduce the number of our authorized shares to 50,000,000 and our authorized shares of common stock to 25,000,000. The number of our authorized shares of preferred stock will remain at 25,000,000.

Effect on Par Value

The proposed amendments to our Certificate of Incorporation will not affect the par value of our common stock, which will remain at $0.10 per share.

Reduction in Stated Capital

As a result of the reverse stock split, at the Effective Time, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Book-Entry Shares

If the reverse stock split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent through the NYSE’s Direct Registration System (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from our transfer agent that indicates the number of post-reverse stock split shares of our common stock owned in book-entry form.

Certificated Shares

If the reverse stock split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will receive a transmittal letter from our transfer agent promptly after the Effective Time. The transmittal letter will be accompanied by instructions specifying how stockholders holding certificated shares can exchange certificates representing the pre-reverse stock split shares of our common stock for a statement of holding, together with any payment of cash in lieu of fractional shares. All post-reverse stock split shares of our common stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, stockholders submitting certificated shares representing pre-reverse stock split shares of our common stock will receive a statement of holding that indicates the number of post-reverse stock split shares of our common stock owned in book-entry form. We will no longer issue physical stock certificates. Beginning at the Effective Time, each certificate representing pre-reverse stock split shares of our common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares of our common stock.

YOU SHOULD NOT DESTROY ANY SHARE CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL DIRECTED TO DO SO BY A TRANSMITTAL LETTER FROM OUR TRANSFER AGENT.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. In the event that the number of shares of post-split common stock for any stockholder includes a fraction, instead of receiving a fractional share, stockholders will be entitled to receive cash representing the fair market value of the fractional shares either as determined by the Board or from the Company’s transfer agent as provided below.

If the Board elects, the Company’s transfer agent will aggregate all fractional shares and will sell them as soon as practicable after the effective date of the reverse stock split at the then prevailing prices on the open market on behalf of stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at market prices and that it may take at least several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of these sales, stockholders will be entitled to receive a cash payment from the transfer agent in an amount equal to their respective pro rata share of the total net proceeds (after customary brokerage commissions and other expenses) of the transfer agent’s sales. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for fractional shares. No fractional shares will be issued on the exercise of outstanding options or rights, except as otherwise expressly specified in the documents governing such options or rights.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this proposal, and we will not independently provide our stockholders with any such rights.

Material Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion is included for general information purposes only and does not address all aspects of federal income taxation that may be relevant to holders that may be subject to special tax rules, including, without limitation: (1) holders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) partnerships (or other flow-through entities for US. federal income tax purposes and their partners or members); (7) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (8) U.S. holders whose “functional currency” is not the U.S. dollar; (9) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (10) persons who acquire shares of our common stock in connection with employment or other performance of services; (11) U.S. expatriates; (12) persons who own more than 5% of our common stock; (13) controlled foreign corporations; or (14) passive foreign investment companies. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. This discussion also assumes that the shares of our common stock are, and the shares of our common stock received pursuant to the reverse stock split will be, held as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

This discussion assumes that none of the cash received in lieu of a fractional share by a holder is treated as a distribution subject to Code Section 301 that may be treated as a dividend for U.S. federal income tax purposes. However, it is possible that such cash could be treated as such a distribution in limited circumstances and thus Holders should consult their own tax advisors as to the possibility of cash being received in lieu of a fractional share being treated as such a distribution in their particular circumstances.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the treatment set forth below or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

U.S. Holders

The discussion in this section is addressed to “U.S. Holders.” A U.S. Holder is a beneficial owner of our common stock that is (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust that (i) is subject to the primary supervision of a

U.S. court and the control of one or more United States persons (within the meaning of Code Section 7701(a)(30)); or (ii) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

The reverse stock split should be treated as a recapitalization pursuant to Code Section 368(a)(1)(E) for U.S. federal income tax purposes. Accordingly, except as described below with respect to cash received in lieu of fractional shares, a U.S. Holder should not recognize any gain or loss upon the reverse stock split. In general, a U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse stock split should equal such U.S. Holder’s aggregate tax basis of the shares of our common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share). The U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered pursuant to the reverse stock split. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder who receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split should generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period of such fractional share of our common stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses is subject to limitations.

Information returns will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. Holders. In addition, a U.S. Holder may be subject to backup withholding, currently at a rate of 28%, on the payment of such cash if such U.S. Holder is not otherwise exempt and does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations.

Non-U.S. Holders

The discussion in this section is addressed to “Non-U.S. Holders.” A Non-U.S. Holder is a beneficial owner of our common stock that is neither a U.S. Holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

Generally, Non-U.S. Holders will not be subject to U.S. federal income tax on any gain realized upon completion of the reverse stock split. In particular, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized with respect to cash received in lieu of a fractional share of common stock provided that (1) such gain is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to a Non-U.S. Holder’s permanent establishment in the United States); (2) the Non-U.S. Holder is not a resident alien individual present in the United States for 183 days or more during the taxable year that includes the Effective Date, and (3) such Non-U.S. Holder complies with certain certification requirements.

Information reporting and backup withholding may apply to the payment of cash in lieu of a fractional share unless the Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder on IRS Form W-8BEN or other applicable form (and the applicable withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to not file the Certificate of Amendment and to abandon any reverse stock split and any proposed decrease in the number of authorized shares of common stock without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the Certificate of Amendment to our Certificate of Incorporation, even if the authority to effect these amendments is approved by our stockholders at the Annual Meeting. By voting in favor of a reverse stock split and proportionate decrease in our authorized number of shares of common stock, you are expressly also authorizing the Board to delay, not proceed with, and abandon, these proposed amendments if it should so decide, in its sole discretion, that such action is in the best interests of our stockholders.

Vote Required

Approval of the reverse stock split and authorized share reduction requires the affirmative vote of a majority of the shares present at the annual meeting in person or by proxy and entitled to vote. Accordingly, abstentions and broker non-votes (to the extent a broker does not exercise its authority to vote) will be counted towards the final vote for this proposal and will have the same effect as a vote against the proposal.

The Board of Directors recommends that stockholders vote FOR the approval of the reverse stock split and the authorized share reduction.

PROPOSAL 4.    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent auditors of the Company for 2013, subject to ratification of this appointment by the stockholders of the Company. One or more representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will have an opportunity to make a statement if he desires to do so. PricewaterhouseCoopers LLP representatives will also be available to respond to appropriate questions.

The Audit and Finance Committee has sole authority for appointing and terminating USEC’s independent auditors for 2013. Accordingly, stockholder approval is not required to appoint PricewaterhouseCoopers LLP as USEC’s independent auditors for 2013. The Audit and Finance Committee believes, however, that submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit and Finance Committee will review its future selection of the Company’s independent auditors.

The ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2013.

Audit and Non-Audit Fees

The Audit and Finance Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Audit and Finance Committee has delegated pre-approval authority to the Chairman of the Audit and Finance Committee, who presents any decisions to the full Audit and Finance Committee at its next scheduled meeting. The following amounts were billed to the Company by the independent auditors for services rendered for the periods indicated:

Type of Fee	Amount Billed For Year Ended December 31, 2012	Amount Billed For Year Ended December 31, 2011
	(In thousands)	(In thousands)
Audit Fees(1)	$1,127	$1,033
Audit-Related Fees(2)	$15	$85
Tax Fees(3)	$74	$150
All Other Fees(4)	$4	$2

Total	$1,220	$1,270

(1)	Primarily audits of the financial statements for both periods including internal control testing over financial reporting and reviews of quarterly financial statements for both periods

(2)	Fraud risk assessment in both periods, internal audit plan benchmarking and risk assessment in 2011, and Form S-3 registration statement in 2011

(3)	Primarily services related to selected tax projects and IRS audit assistance for both periods

(4)	Service fee for access to electronic publication

PROPOSAL 5.    STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION

The following stockholder proposal was received by the Company from William F. Jebb and Wynona B. Jebb, whose address is 42 Hickory Bend Drive, Cabot, Arkansas. Mr. and Mrs. Jebb are the owners of 3,945 shares of USEC common stock.

We are very concerned with the total compensation package of our top executives and the lack of stockholder input to the process. Accordingly, we believe the following should be placed before the stockholders.

Whereas the total compensation paid to the top executives is not reflective of the corporate earnings and reduces the stockholders equity. It is recommended to the Board of Directors that the total compensation package be limited to twenty (20) times the average pay of non exempted employees or ten (10) times the average pay of exempted employees whichever is less.

The Board of Directors opposes this stockholder proposal and recommends that you vote against this proposal.

The proposal would severely limit the Company’s ability to establish appropriate performance-based compensation for executives and would limit the Company’s ability to remain competitive in the market for executive talent. If this proposal were adopted, the Company could risk losing many of its key executive officers who are integral to the Company’s business operations and would be at a severe disadvantage to other companies in efforts to recruit new talent to the Company.

The Compensation Committee of the Board of Directors, which is comprised entirely of independent directors, oversees the executive compensation programs and policies of the Company and has the responsibility to recommend compensation programs that are in the best interest of the Company and its stockholders. As discussed in more detail in the Compensation Discussion and Analysis included in this proxy statement, the Compensation Committee endeavors to provide a compensation program that is competitive with the market in which we compete for executive talent and which aligns executive compensation with the Company’s performance. The Compensation Committee engages an independent consultant to provide the Compensation Committee with independent compensation data, analysis and advice to aid in this endeavor. If the proposal were adopted and implemented, the Compensation Committee would be severely restricted in the amount and manner of compensation it could award. The Board of Directors believes that it is not in the best interests of stockholders to arbitrarily restrict compensation and risk losing the ability to attract, retain and motivate the talented executives who can achieve the Company’s business objectives and maximize value for all stakeholders.

For the foregoing reasons we do not believe that this proposal is in the best interests of the Company or its stockholders.

Vote Required

Approval of the stockholder proposal regarding executive compensation requires the affirmative vote of a majority of the shares present at the annual meeting in person or by proxy and entitled to vote.

The Board of Directors recommends that stockholders vote AGAINST the stockholder proposal regarding executive compensation.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors is comprised of four independent directors and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

In fulfilling its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the year ended December 31, 2012.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Audit and Finance Committee

Joseph T. Doyle, Chairman

Sigmund L. Cornelius

W. Henson Moore

Walter E. Skowronski

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the captions “Compensation Committee Report,” and “Audit and Finance Committee Report” shall not be deemed “soliciting material” or to be “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER INFORMATION

Date for Submission of Stockholder Proposals

Under the SEC rules, in order to be considered for inclusion in USEC’s proxy statement for the 2013 annual meeting of stockholders, proposals from stockholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than January     , 2013.

Our bylaws contain an advance notice provision regarding stockholder proposals that are not sought to be included in the Company’s proxy statement, which provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be delivered to the Company’s Secretary, at the Company’s principal executive office, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, stockholder nominations for director or other proposed items of business intended to be brought before the next annual meeting of stockholders must be received by the Company between February 27, 2014 and March 29, 2014 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, June 27, 2014. Any proposals received outside of that period will not be permitted to be raised at the meeting.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the 2013 annual meeting other than those specifically set forth above. If other matters should properly come before the annual meeting or any adjournment thereof, including stockholder proposals that have been excluded pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

By order of the Board of Directors,

Peter B. Saba
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Bethesda, Maryland

May     , 2013

Annex A

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

USEC INC.

USEC Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 242 thereof, DOES HERBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation duly called and held on March 13, 2013, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing such amendment to be submitted to the stockholders of the Corporation for approval at its next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that paragraph A of Article FOURTH of the Certificate of Incorporation be, and it hereby is, amended and restated in its entirety to read as follows, subject to approval of the stockholders of the Corporation:

“A. The total number of shares of stock of all classes that the Corporation shall have authority to issue is 50,000,000 shares. The authorized capital stock is divided into 25,000,000 shares of preferred stock, each having a par value of $1.00 (such shares, the “Preferred Stock”) and 25,000,000 shares of common stock, each having a par value of $.10 (the “Common Stock”).

Upon the filing of the Certificate of Amendment amending paragraph A of Article FOURTH of the Certificate of Incorporation (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically and without any action on the part of the holder or holders thereof reclassified into a different number of shares of Common Stock (the “New Common Stock”) such that each ten to thirty shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock, the exact ratio within the foregoing range to be determined by the Board of Directors prior to the Effective Time and publicly announced by the Corporation. The Corporation shall not issue fractions of shares of Common Stock in connection with such reclassification. Stockholders who but for this sentence would own, as a result of such reclassification, a fractional interest in a share of New Common Stock immediately following the Effective Time, shall instead be entitled to receive, with respect to and in lieu of such fractional interest, cash from the Corporation representing the fair market value of such fraction shares at the election of the Board of Directors either as determined by the Board of Directors or as provided below. If the Board of Directors so elects, the Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests, (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that, prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

SECOND: Thereafter, at the annual meeting of the stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the affirmative vote of holders of a majority of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class, as required by Article TWELFTH of the Certificate of Incorporation, was obtained in favor of such amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

A-1

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this [ — ] day of [ — ], 2013.

USEC INC.

By:
Name:
Title:

A-2

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 10:00 a.m. Eastern Daylight Time, on June 27, 2013.
Vote by Internet
• Go to www.envisionreports.com/USU
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the listed nominees, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.				+
1. Election of Directors:	01 - James R. Mellor	02 - Sigmund L. Cornelius	03 - Joseph T. Doyle	04 - William J. Madia
	05 - Walter E. Skowronski	06 - M. Richard Smith	07 - John K. Welch

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐	3. Approval of an amendment to USEC’S certificate of incorporation to effect a reverse stock split and authorized share reduction.	☐	☐	☐
4. To ratify the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2013.	☐	☐	☐	5. Vote on a stockholder proposal regarding executive compensation.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the availability of proxy materials for the Stockholder Meeting to be held on June 27, 2013. The proxy statement and the 2012 Annual Report for the year ended December 31, 2012 are available at: www.envisionreports.com/USU

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — USEC Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USEC INC.

FOR THE 2013 ANNUAL MEETING OF USEC STOCKHOLDERS

John K. Welch and Peter B. Saba, or either of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of USEC Inc. (“USEC”) at the 2013 Annual Meeting of Stockholders of USEC, scheduled to be held on Thursday, June 27, 2013, at 10:00 a.m., local time, at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (1) “FOR” EACH OF THE NOMINEES FOR DIRECTOR, (2) “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION, (3) “FOR” THE APPROVAL OF AN AMENDMENT TO USEC’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND AUTHORIZED SHARE REDUCTION, (4) “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, AND (5) “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the listed nominees, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.				+
1. Election of Directors:	01 - James R. Mellor	02 - Sigmund L. Cornelius	03 - Joseph T. Doyle	04 - William J. Madia
	05 - Walter E. Skowronski	06 - M. Richard Smith	07 - John K. Welch

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐	3. Approval of an amendment to USEC’S certificate of incorporation to effect a reverse stock split and authorized share reduction.	☐	☐	☐
4. To ratify the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2013.	☐	☐	☐	5. Vote on a stockholder proposal regarding executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the availability of proxy materials for the Stockholder Meeting to be held on June 27, 2013. The proxy statement and the 2012 Annual Report for the year ended December 31, 2012 are available at: www.edocumentview.com/USU

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — USEC Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USEC INC.

FOR THE 2013 ANNUAL MEETING OF USEC STOCKHOLDERS

John K. Welch and Peter B. Saba, or either of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of USEC Inc. (“USEC”) at the 2013 Annual Meeting of Stockholders of USEC, scheduled to be held on Thursday, June 27, 2013, at 10:00 a.m., local time, at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (1) “FOR” EACH OF THE NOMINEES FOR DIRECTOR, (2) “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION, (3) “FOR” THE APPROVAL OF AN AMENDMENT TO USEC’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND AUTHORIZED SHARE REDUCTION, (4) “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, AND (5) “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)